                                                Filed pursuant to Rule 424(b)(2)
                                                          SEC File No. 333-68826
                               September 7, 2001.
PROSPECTUS
                           SALES ONLINE DIRECT, INC.
                        20,392,792 Shares of Common Stock

          This prospectus relates to the offer and sale by the selling shareholders identified in this prospectus of a maximum of 20,392,792 shares of common stock of Sales Online Direct, Inc. The shares include up to (i) 19,692,792 shares issuable upon the conversion of and payment of interest on a $3,000,000 convertible note and (ii) 700,000 shares issuable upon the exercise of warrants issued in connection with the purchase of the convertible note. The number of shares covered by this prospectus represent 200% of the number of shares issuable upon conversion of the convertible note, if converted on October 25, 2000, plus 200% of the number of shares issuable upon the exercise of one of the warrants and 100% of the number of shares issuable upon exercise of another warrant. The number of shares covered by this prospectus represents approximately 32% of the number of outstanding shares of our common stock. The number of shares covered by this prospectus does not represent the total number of shares that would have been received had the convertible note been converted on August 29, 2001. Had the convertible note been converted on August 29, 2001, the holder of the note would have received 146,771,037 shares of common stock, or 69% of the number of outstanding shares of our common stock, assuming full conversion of the convertible note and the issuance of all such shares.

          We are not offering to sell any of our securities. The selling shareholders may offer and sell some, all or none of the common stock covered under this prospectus. We will not receive any of the proceeds from the offer and sale of the shares; however, 400,000 of the shares offered by the selling shareholders are issuable upon the exercise of outstanding warrants at an exercise price of $2.70 per share. If these warrants were exercised in full, we would receive aggregate gross proceeds of $1,080,000. We will issue these shares only to the extent that the selling shareholders convert the convertible note and exercise their warrants.

          Shares of our common stock are currently quoted and traded on the NASD over-the-counter bulletin board under the symbol "PAID." On August 29, 2001 the last sale price of the common stock as reported on the OTC Bulletin Board was $.02 per share.

          Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 5 for certain information that should be considered by prospective shareholders.

          Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              -------------------

               The date of this Prospectus is September 7, 2001

          We have not authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, you should not rely on such unauthorized information or representations. Neither we nor the selling shareholders are making an offer to sell or a solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               ------------------


                                TABLE OF CONTENTS


                                                                            Page
SUMMARY........................................................................3
RISK FACTORS...................................................................5
DESCRIPTION OF OUR SECURITIES.................................................24
REGISTRATION RIGHTS...........................................................26
SELLING SHAREHOLDERS..........................................................28
USE OF PROCEEDS...............................................................30
PLAN OF DISTRIBUTION..........................................................30
LEGAL PROCEEDINGS.............................................................31
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES...............................33
EXECUTIVE COMPENSATION........................................................35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................36
DESCRIPTION OF BUSINESS.......................................................37
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................47
DESCRIPTION OF PROPERTY.......................................................53
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................53
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
    AND FINANCIAL DISCLOSURE..................................................54
LEGAL MATTERS.................................................................54
EXPERTS.......................................................................54
WHERE YOU CAN FIND MORE INFORMATION...........................................54
FINANCIAL STATEMENTS.........................................................F-1

                                     SUMMARY

          This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated in this prospectus by reference. As this is a summary, it may not contain all information that is important to you.

          As used in this prospectus, the terms "we," "us," "our" and "Sales Online" mean Sales Online Direct, Inc. and its subsidiaries (unless the context indicates another meaning), and the term "common stock" means our common stock, par value $0.001 per share.

Our Company

          Our primary business is to maintain a collectibles portal, offering integrated information and services to the collectibles community, and to operate an online auction site that provides a full range of services to sellers and buyers. A portal is an Internet website that enables visitors to search for and visit other related sites, access related services and obtain relevant data. The collectibles industry includes every person that collects items having either economic or sentimental value, such as antiques, sports and entertainment memorabilia, stamps, coins, figurines, dolls, collector plates, plush and die cast toys, cottage/village reproductions other decorative or limited edition items that are intended for collecting and other memorabilia.

         Currently, substantially all (98%) of our revenues are derived from our Rotman Auction operations. Rotman Auction is an auction house which provides a full range of services to sellers and buyers, including live online bidding of premier collectibles, authentication of merchandise, digital photography, fulfillment of orders and the purchase and sale of authentic memorabilia. The auctions consist of sports and non-sports cards, collectibles, autographed items, movie memorabilia and more from the 1800's to the present day. Rotman Auction also maintains a substantial inventory of memorabilia with popular and historical significance that allows customers to directly purchase the memorabilia without the competition from bidders in an auction format. We obtain our inventory in the ordinary course of our business from a number or various companies and individuals and we generally turn around inventory on an average of 14 days after we have purchased it. Merchandise is also auctioned by Rotman Auction under consignment-type arrangements with the public where we receive a 15% fee that is paid to us from the final sale price of the merchandise. Of the revenues generated by our Rotman Auction operations, approximately 96% are derived from sales of our own inventory and approximately 4% are derived from sales of merchandise under consignment.

         We also design, host and maintain client websites primarily in the sports and collectibles industry. We currently host approximately 15 websites, for which we have received to date minimal fees. Our software also allows our clients to operate online stores, set prices and sell directly to online shoppers. To attract collectors of sports memorabilia, our websites include access to live sports scores, live internet chat rooms, and a full listing of stadiums and arenas with seating charts, directions, team schedules, addresses and telephone numbers of major league professional sports teams. We charge a fixed monthly fee for our web hosting services. For consulting services, our customers are billed monthly at an hourly rate based on the number of hours of service performed for the customer.

          In January 2000, we launched our collectibles portal under the name Collecting Exchange that contained a search engine devoted to collectibles and other information and services. Later that year we acquired the site CollectingChannel.com, an online and broadcast destination targeting consumers, dealers and manufacturers in the collecting marketplace. By combining our Collecting Exchange portal with the Collecting Channel information libraries, we have created a comprehensive collectibles site offering such services as web searching, broadcast services, appraisal and valuation information, auction site sign-ins, price guides, shopping and classified ads. The library contains over 150,000 items archived in various collecting categories. Currently, only the appraisal services have generated revenues on the CollectingChannel.com, and such revenues have been minimal. As the number of visitors to our site increases, we plan to impose monthly/annual membership fees for using certain services on the site. We hope to begin charging membership fees by January 2002.

         We believe that our current number of unique visitors to the site represents approximately 25% of the number of visitors we will need to begin charging membership fees.

          Our main web address is located at www.paid.com, which offers updated information on various aspects of our operations, as well as access to our three primary collectibles sites: www.rotmanauction.com, www.collectingexchange.com, and www.collectingchannel.com. We also maintain a website called World Wide Collectors Digest ("WWCD") at www.wwcd.com, which provides sports information, listings of stadiums and arenas, live chat rooms and other sports-related information. We own each of these websites.

          We are organized under the laws of the State of Delaware. Our executive office is located at 4 Brussels Street, Worcester, Massachusetts 01610, (508) 791-6710.

Losses and Competition

          We have a history of significant losses and we anticipate incurring substantial operating losses and negative operating cash flow in the foreseeable future. We incurred a net loss of $2,030,000 for the six months ended June 30, 2001, a net loss of $5,493,000 for the year ended December 31, 2000 and a net loss of $2,183,000 in the year ended December 31, 1999. As of June 30, 2001, we had an accumulated deficit of $9,730,000. See "Risk Factors," page 5.

          Additionally, the market for Internet products and services is highly competitive with low barriers to entry and we expect that competition will continue to intensify. See "Risk Factors," page 16.

Securities to be Offered

          On March 23, 2000, we entered into a Securities Purchase Agreement, whereby we sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. The note is convertible into common stock at a conversion price equal to the lesser of: (1) $2.48, 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) 75% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. Currently, the conversion rate is based on the second of these two options. Because the conversion rate is based on a discount to the market price of our common stock, our shareholders will experience significant dilution upon the conversion of the convertible note. (See "Risk Factors", page 19). Furthermore, a conversion price that is a discount of the market price could result in market manipulation through short selling (See "Risk Factors," page
21).

          In connection with the Securities Purchase Agreement, we also issued warrants to Augustine Fund, L.P. and Delano Group Securities, LLC (as the placement agent in the financing) to purchase 300,000 and 100,000 shares of common stock, respectively. The exercise price per share of common stock is $2.70 per share, which is 120% of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005.

          We have granted registration rights to the selling shareholders pursuant to which we will register common stock acquired by them upon conversion of the convertible note and exercise of the warrants. The registration statement of which this prospectus is a part registers 20,392,792 shares of common stock that may be issued upon conversion of the convertible note and exercise of the warrants.

             CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

          Some discussions in this prospectus may contain forward looking statements under the federal securities laws. We caution you to be aware of the speculative nature of "forward-looking statements". Statements that are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties, including the risks and uncertainties discussed in this prospectus; general economic, market, or business conditions; the opportunities that may be presented to and pursued by us; competitive actions by other companies; changes in laws or regulations; and other circumstances, many of which are beyond our control. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements we make to reflect new information, future events or otherwise.

                                  RISK FACTORS

          Before purchasing any of the shares of common stock being offered, prospective investors should carefully consider the following factors in addition to the other information contained in this prospectus or incorporated by reference into it.

Risks Relating to the Company

We have a limited operating history and have experienced development stage losses.

          Our company was formed in stages and put together as a single entity in February, 1999. Prior to that time, our company (then Securities Resolution Advisors, Inc.) was engaged in an unrelated business, and the web hosting and auction services were conducted separately by our current officers informally as entrepreneurial businesses. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the company and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks include:

o    our ability to anticipate  and adapt to a developing  market;

o    dependence upon the level of hits to our sites; and

o development of equal or superior Internet portals, auctions and related services by competitors;

          To address these risks, we must, among other things, increase traffic to our websites, maintain our customer base, attract significant numbers of new customers, respond to competitive developments, implement and execute successfully our business strategy and continue to develop and upgrade our technologies and customer services. We cannot offer any assurances that we will be successful in addressing these risks.

          We incurred a net loss of $1,051,000 for the three months ended March 31, 2001, a net loss of $5,493,000 for the year ended December 31, 2000 (which includes an interest expense of $1,597,000 in connection with the sale of the 8% convertible note) and a net loss of $2,183,000 in the year ended December 31, 1999. There can be no assurance that we will be profitable in the future.

There is substantial doubt as to our ability to continue as a going concern, and our business has a high risk of failure.

          Due to our recurring losses from operations and a working capital deficiency, our independent auditors have raised substantial doubt as to our ability to continue as a going concern. As stated above, the success of our business operations will depend upon our ability to obtain further financing. If we are unable to obtain an infusion of additional capital, then our business will fail and our stock will be worthless.

Our capital is limited and we need additional financing to implement our business plan and continue operations.

         We require substantial working capital to fund our business. Additional funds are necessary for our company to implement its business plan and continue our operations. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we will be required to reduce significantly the scope of our presently anticipated advertising and other expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. Based on our current cash position, we currently need an infusion of $700,000 of additional capital to fund our anticipated marketing costs and operating expenses over the next 12 months. Although we have secured a commitment for financing in the aggregate amount of $751,000 from the holder of our 8% convertible note, the financing is subject to the parties negotiating and executing final documents and, therefore, we may not be successful in completing this financing on favorable terms. The holder of our 8% convertible note has advanced us funds from this financing so that we could sustain our operations and pay some of our debts. These funds should last us through December 2001. If we do not complete the financing by then, we will not be able to continue our operations.

We have only recently introduced the collectibles portal and we are unable to guarantee that the marketplace will accept our services and products.

         The collectibles portal was only launched in January 2000. When the portal was initially launched, it had the capability to search and collect information from every collectibles site on the Internet and store this information. When we acquired the Collecting Channel in November 2000, we added the following features to the portal: (1) providing information on a variety of collectible topics including price guides, show calendars, auction listings, library information, grading and authentication, publications restoration services, collecting software, dealers, and classifieds; and (2) serving as a gatekeeper by linking collectors immediately to selected websites. During 2001, we plan on adding new features to the website to enhance our customers' experience. These enhancements may include a broadcast and broadband video archive, a members only area for certain archived articles and pricing data, and an interactive tradeshow and events calendar. However, we are unable to provide any assurances that the marketplace will accept the new direction the company has taken and the services it is offering, or that we will be able to provide such services at a profit. To date, the portal has generated minimal revenue.

We expect to incur additional losses as a result of the anticipated significant increase in marketing and promotional expenses.

          Subject to our obtaining the necessary financing, we intend to expend significant financial and management resources on brand development, research site development, marketing and advertising, website development, and technology and operating infrastructure. Primarily as a result of the anticipated significant marketing and promotional expenses, we expect to incur additional losses, and such losses are expected to increase significantly from current levels. Depending upon the amount of financing that we may be able to obtain in the near term, we expect to expend a significant percentage of those funds on marketing and promotional expenses. In addition, we plan to continue to increase our operating expenses significantly in order to increase our customer base, increase the size of our staff, expand our marketing efforts to enhance our brand image, increase our visibility on other companies' high-traffic websites, increase our software development efforts, support our growing infrastructure, and acquire complementary businesses and technologies. Of course, any capital expenditures will be contingent upon securing the required financing.

          Moreover, to the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected. We cannot provide any assurances that our revenues will increase, or even continue at their current level, or that we will achieve or maintain profitability or generate positive cash flow from operations in future periods. We have made, and expect in the future to continue to make, significant investments in infrastructure and personnel in advance of levels of revenue necessary to offset such expenditures. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our operating results are unpredictable and are expected to fluctuate in the future.

          You should not rely on the results for any period as an indication of future performance. Our operating results are unpredictable and are expected to fluctuate in the future due to a number of factors, many of which are outside our control. These factors beyond our control include:

     o our ability to significantly increase our customer base and traffic to our websites, manage our inventory mix and the mix of products offered, liquidate our inventory in a timely manner, maintain gross margins, and maintain customer satisfaction;
     o    the availability and pricing of merchandise from vendors;
     o    consumer   confidence  in  encrypted   transactions  in  the  Internet
          environment;
     o the timing, cost and availability of advertising on our websites and other entities' websites;
     o    temporary popularity of some collectibles;
     o    the  amount  and  timing  of  costs   relating  to  expansion  of  our
          operations;
     o the announcement or introduction of new types of merchandise, service offerings or customer services by our competitors;
     o    technical difficulties with respect to consumer use of our websites;
     o our ability to make acquisitions of complementary business and technologies;
     o    governmental regulation by federal or local governments; and
     o general economic conditions and economic conditions specific to the Internet and electronic commerce.

          As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our results of operations and financial condition.

We will increase our reliance on our relationships with online companies for advertising.

         Achieving our goal of successfully implementing our business and creating the collectibles portal will require increased dependence on relationships with other online companies. Our current relationships include, but are not limited to, agreements for promotional placements, sponsorships and banner advertisements. We are currently not paying for any advertising on the Internet. We will become increasingly dependent on sales of advertising to online companies. We have an interactive services agreement with AOL Canada pursuant to which we handle the content and maintenance of the website www.tartans.com, and we sell advertising and products on the site. Generally, our agreements are not exclusive and do not provide for guaranteed renewal. We have been unable to establish any material relationships with online companies and have, as a result, generated minimal revenues from advertisements placed by online companies. We will also need to expand our advertising arrangements with auction sites and other companies in the sports and collectibles arena. These website advertising arrangements will include mutual linking arrangements, such as other companies linking to our site and our site linking to the sites of those companies. This increased dependence on online advertising relationships includes the following risks:

     o a competitor could purchase exclusive rights to attractive space on one or more key sites;
     o it is uncertain that significant spending on these relationships will increase our revenues substantially or at all;
     o the expected revenue increases resulting from such spending may not occur within the time periods that we are expecting;
     o space on other websites or the same sites may increase in price or cease to be available on reasonable terms or at all;
     o even if these relationships are successful, we may not be able to obtain adequate amounts of merchandise to meet the increased demand that is generated;

     o online companies will be unable to deliver a sufficient number of customer visits or impressions; and
     o online companies may compete with our company for limited online auction revenues.

          Any termination of our arrangements with other online companies could have a material adverse effect on our business, results of operations and financial condition.

The successful operation of our business depends upon the supply of critical technology elements from other third parties, including our Internet service provider and technology licensors.

          Our operations depend on a number of third parties for Internet/telecom access, delivery services, and software services. We have limited control over these third parties and no long-term relationships with any of them. We do not own a gateway onto the Internet, but instead rely on an Internet service provider to connect our websites to the Internet. We have an Internet service provider agreement with Exodus Communications. From time to time, we have experienced temporary interruptions in our websites' connection and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed auction software depends on an operating system, database and server software that was developed and produced by and licensed from third parties. We have from time to time discovered errors and defects in the software from these third parties and, in part, rely on these third parties to correct these errors and defects in a timely manner. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

We rely on third parties for our order fulfillment, and failures on the part of these third parties could harm our business.

          We use overnight courier and delivery services for substantially all of our auction products. Should these services be unable to deliver our products for a sustained time period as a result of a strike or other reason, our business, results of operations and financial condition would be adversely affected. If, due to computer systems failures or other problems related to these third-party service providers, we experience any delays in shipment, our business, results of operations and financial condition would be adversely affected.


Our success will depend, in part, on our ability to enter into distribution agreements with Web browser providers, operators of online networks and websites, software developers and computer manufacturers.

          To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we hope to have distribution agreements and informal relationships with leading Web browser providers, operators of online networks and leading Web sites, software developers and computer manufacturers. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Potential distributors may not offer distribution of our properties and services on reasonable terms. Third parties that provide distribution typically charge fees or otherwise impose additional conditions on the listing of our online properties. Any failure to cost-effectively obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

Our failure to attract advertising revenue in quantities and at rates that are satisfactory to us could harm our business.

         We expect in the future to derive a portion of our net revenue from advertisements displayed on our websites, and we will become increasingly dependent on sales of advertising to online companies. Currently, we generate minimal revenues from website advertising and our ability to achieve any substantial advertising revenue depends upon:

     o the development of a large base of users possessing demographic characteristics attractive to advertisers;

     o    the level of traffic on our websites;

     o our ability to derive better demographic and other information from our users;

     o    acceptance by advertisers of the Web as an advertising medium; and

     o    our ability to transition and expand into other forms of advertising.

          No standards have yet been widely accepted for the effectiveness of Web-based advertising. Advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. If we are unsuccessful in sustaining or increasing advertising sales levels, it could have a material adverse effect on our business, operating results and financial condition.

Our failure to manage growth could place a significant strain on our management, operational and financial resources.

          We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Increases in the number of employees and the volume of merchandise sales have placed significant demands on our management, which currently includes only three executive officers. In order to manage the expected growth of our operations, we will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls.

          If our company's growth continues, we will experience a significant strain on our resources because of:

     o the need to manage relationships with various technology licensors, advertisers, other Websites and services, Internet service providers and other third parties;

     o difficulties in hiring and retaining skilled personnel necessary to support our businesses;

     o    the need to train and manage a growing employee base; and

     o    pressures  for  the  continued   development   of  our  financial  and
          information management systems.

          Difficulties we may encounter in dealing successfully with the above risks could seriously harm our operations. We cannot offer any assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to identify, hire, train, retain, motivate and manage required personnel.

If our acquisitions are not successful, or if we are not able to structure future acquisitions in a financially efficient manner, there could be an adverse effect on our business and operations.

          If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe will help us develop and expand our business. The process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures which we cannot anticipate and may absorb significant management attention that would otherwise be available for further development of our existing business. Moreover, the anticipated benefits of any acquisition may not be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available to us on favorable terms or at all, and might be dilutive. Additionally, we may not be able to successfully identify, negotiate or finance future acquisitions or to integrate acquisitions with our current business.

Our company's success still depends upon the continued services of Gregory Rotman, Richard Rotman and John Martin.

          At present, our company employs 18 full-time personnel. We are substantially dependent on the continued services of members of our senior management: Gregory Rotman, our President and Chief Executive Officer; Richard Rotman, our Chief Financial Officer, Vice President, and Secretary, and John Martin, our Vice President and Chief Technical Officer. Each of these individuals has acquired specialized knowledge and skills with respect to our company and our operations. As a result, if any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We do not have a long-term employment agreements with any of our key personnel and we do not maintain any key person life insurance.

Our company's success will depend on our ability to attract and retain qualified personnel.

          We believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, merchandising, engineering, technical consulting, marketing and customer service personnel. We cannot offer assurances that we will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on our business.

Our success is dependent upon our ability to purchase inventory at attractive prices and to liquidate inventory rapidly.

          Although we have shifted our focus to our collectibles site, at the present time Rotman Auction is still a distinct operating entity and is our primary source of revenue. Our Rotman Auction operations presently comprise approximately 98% of our revenues. In addition to auctioning collectibles on consignment, currently approximately 80% of the aggregate sales prices of collectibles sold at our auctions are from our own inventory. We purchase these collectibles from dealers and collectors and assume the inventory and price risks of these items until they are sold. Due to the inherently unpredictable nature of auctions, it is impossible to determine with certainty whether an item will sell for more than the price we paid. Further, because minimum opening bid prices for the merchandise listed on our websites generally are lower than our acquisition costs for such merchandise, we cannot offer any assurance that we will achieve positive gross margins on any given sale. If we are unable to resell our purchased collectibles when we want or need to, or at prices sufficient to generate a profit on their resale, or if the market value of our inventory of purchased collectibles were to decline, our operating results would be negatively affected.

Our success is dependent upon market awareness of our brand.

          We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our company will depend largely on our success in increasing our customer base. If vendors do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive our company as offering an entertaining and desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. Depending upon the amount of financing that we may be able to obtain in the near term, we expect to expend a significant percentage of those funds on marketing and promotional expenses. We also intend enter into reciprocal advertising agreements with other companies.

          Furthermore, in order to attract and retain customers and to promote and maintain our company in response to competitive pressures, we may find it necessary to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. We will need to continue to devote substantial financial and other resources to increase and maintain the awareness of our online brands among website users, advertisers and e-commerce entities that we have advertising relationships with through:

     o    Web advertising and marketing;

     o    traditional media advertising campaigns; and

     o    providing a high quality user experience.

Our results of operations could be seriously harmed if our investment of financial and other resources, in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain our brand, does not generate a corresponding increase in net revenue, or if the expense of developing and promoting our online brands becomes excessive.

Our competitors often provide Internet access or computer hardware to our customers and they could make it difficult for our customers to access our services.

          Our users must access our services through an Internet access provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with those of our company, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than our company in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by our company, our business, operating results and financial condition will be materially adversely affected.

System failures could result in interruptions in our service, which could harm our business.

          A key element of our strategy is to generate a high volume of traffic to, and use of, our websites. A portion of our revenues depend on the number of customers who use our websites to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

          We periodically have experienced minor systems interruptions, including Internet disruptions. Some of the interruptions are due to upgrading our equipment to increase speed and reliability. During these upgrades the outages have generally lasted for a few hours. During the past year we had one system failure on September 20, 2000 when our Sun E450 server's motherboard had a failure that disrupted our web hosting service for approximately eight hours. We have a service agreement with Sun, but the website was still down for approximately eight hours. Any systems interruptions, including Internet disruptions, that result in the unavailability of our websites or reduced order fulfillment performance would reduce the volume of goods sold, which could harm our business. In addition to placing increased burdens on our engineering staff, these outages create a flood of user questions and complaints that need to be responded to by our personnel. Although we have been taking steps to increase the reliability and redundancy of our system, these steps are expensive, reduce our margins, and may not be successful in reducing the frequency or duration of unscheduled downtime. We cannot offer assurances that:

     o we will be able to accurately project the rate or timing of increases if any, in the use of our websites;

     o we will be able to timely expand and upgrade our systems and infrastructure to accommodate increases in the use of our websites;

     o    we will have uninterrupted access to the Internet;

     o    our users will be able to reach our Web sites;

     o    communications via our Web sites will be secure;

     o we or our suppliers' network will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if the customer usage of our websites increases.

Any disruption in the Internet access to our Websites or any systems failures could significantly reduce consumer demand for our services, diminish the level of traffic to our websites, impair our reputation and reduce our commerce and advertising revenue.

We do not have redundant systems, a disaster recovery plan or alternate providers with respect to our communications hardware and computer hardware.

          In June 2000, we moved all of our communications hardware and computer hardware from our leased facility in Owings Mills, Maryland to our corporate headquarters in Massachusetts. We then relocated our main servers to Exodus Communications, located 45 minutes from our corporate headquarters. Our Worcester facilities are not protected from fire, flood, power loss, telecommunication failure, break-in and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition.

          Our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services and products and could seriously harm our business and results of operations.

Our future revenues will depend upon the continued consumer interest in the collectibles industry and demand for the types of collectibles that are listed for sale.

          We obtain some of our revenues from fees from sellers for listing products for sale on our service and fees from successfully completed auctions. Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of items listed on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends may also cause significant fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods or services offered through our collectibles portal as a result of changes in consumer trends could have a material adverse effect on our business.

There are certain provisions of Delaware law that could have anti-takeover effects.

          Certain provisions of Delaware law and our Certificate of Incorporation, as amended, and Amended and Restated Bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of our incumbent officers and directors. Our
Certificate of Incorporation and Amended and Restated Bylaws do not do not provide for cumulative voting in the election of directors. Our Bylaws include advance notice requirements for the submission by stockholders of nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

          We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our success is dependent in part on our ability to obtain and maintain proprietary protection for our technologies and processes.

          Our most important intellectual property relates to the software for our web-hosting services and our research center. We do not have any patents for our designs or innovations and we may not be able to obtain copyright, patent or other protection for our proprietary technologies or for the processes developed by our employees. Legal standards relating to intellectual property rights in computer software are still developing and this area of the law is evolving with new technologies. Our intellectual property rights do not guarantee any competitive advantage and may not sufficiently protect us against competitors with similar technology.

          As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford our company little or no effective protection of its intellectual property. Because our success in part relies upon our technologies, if proper protection is not available or can be circumvented, our business may suffer.

Intellectual property infringement claims would harm our business.

          We may in the future receive notices from third parties claiming infringement by our software or other aspects of our business. Any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the company or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

Our success is dependent on licensed technologies.

          We rely on a variety of technologies that we license from third parties. We license most of our software from third party vendors. We license our portal technology from Verity, Inc. Our principal web server's software is Apache, a free web server software. When we acquired the assets of CollectingChannel.com we were granted two perpetual licenses for the proprietary software eCMS and acquired the source codes for the software. This is the content management system primarily used by the CollectingChannel.com. We also rely on encryption and authentication technology licensed from VeriSign through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information.

         We cannot make any assurances that these third-party technology licenses will continue to be available to our company on commercially reasonable terms. Although no single software vendor licensor provides us with irreplaceable software, the termination of a license and the need to obtain and install new software on our systems would interrupt our company's operations. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

We may be exposed to liability for content retrieved from our websites.

          We may be exposed to liability for content retrieved from our websites. Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and content downloaded from our websites, we may be subject to claims relating to:

     o the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;

     o copyright, trademark or patent infringement and wrongful action due to the actions of third parties; and

     o other theories based on the nature and content of online materials made available through our websites.

          Our exposure to any related liability could result in us incurring significant costs and could also be a drain on our financial and other resources. We do not maintain insurance specifically covering such claims. Liability or alleged liability could further harm our business by diverting the attention and resources of our management and by damaging our reputation in our industry and with our customers.

We are involved in litigation.

          We are currently involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the company. Mr. Stengel is also a former officer and employee.

          The lawsuit was initially filed against Mr. Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the three additional defendants identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in the company, and seeks damages against Mr. Stengel and Ms. Kramer, in both cases, for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Mr. Stengel for breach of his contractual duties as an employee of the company and for misrepresentations he made to the company while acting as an employee; these claims relate to businesses operated by Mr. Stengel in competition with our company and using our company's resources. The First Amended Complaint also seeks to recover damages from Mr. Stengel and the two corporate defendants for conversion of certain of Sales

Online's assets, resources and employee services, and for unjust enrichment. All defendants have filed answers to the First Amended Complaint. Mr. Stengel has filed a counterclaim seeking $500,000 in damages against Sales Online for alleged interference with his ability to sell shares of common stock of Sales Online. Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind.

         On or about June 16, 2000, Marc Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of the Company, should be reinstated as such, and that Gregory Rotman and Richard Rotman be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, we moved for summary judgment and asked that the Delaware litigation be dismissed. On February 26, 2001, the Court issued a decision in which it granted our motion for summary judgment and dismissed the Delaware 225 Action. The Court concluded that (1) the special meeting of the our stockholders held on September 19, 2000 to elect directors (discussed below) was authorized by our bylaws and as a result, the new board was properly elected and had the authority to terminate Mr. Stengel as an officer; (2) Marc Stengel's post-election challenge to the special meeting was barred by his own inequitable conduct; and (3) his claim for back pay could not be pursued in the Court of Chancery action. Mr. Stengel has appealed the Court of Chancery's decision to the Delaware Supreme Court, which appeal is now pending.

          On July 20, 2000, in accordance with our Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to our Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors were elected as our Board of Directors.

          A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Marc Stengel as an officer of Sales
Online, formally ratified and approved the initiation and prosecution of the Maryland action against Marc Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute Sales Online's claims against Marc Stengel and others.

          On or about October 3, 2000, Mr. Stengel submitted to Sales Online a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Action and the Maryland action. In his advancement request, Mr. Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland action through August, 2000. On October 20, 2000, we notified Mr. Stengel that the Board of Directors had denied Mr. Stengel's advancement request.

          On or about October 24, 2000, Mr. Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that, pursuant to our Bylaws, he is entitled to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland action (the "Delaware 145 Action"). Sales Online and Mr. Stengel each moved for summary judgment in the Delaware 145 Action. A hearing on the Delaware 145 Action was held on January 2, 2001, at which time the Court of Chancery granted our motion for summary judgment and denied Mr. Stengel's motion. Mr. Stengel appealed this decision to the Delaware Supreme Court. On June 27, 2001, following briefing and oral argument, a three judge panel of the Delaware Supreme Court issued an Order affirming the judgment of the Court of Chancery. On July 11, 2001, Mr. Stengel filed a motion for rehearing en banc by all five members of the Delaware Supreme Court of the Court's June 27, 2001 Order. On August 23, 2001 the Court denied Mr. Stengel's motion.

          On November 1, 2000, we filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Mr. Stengel and Ms. Kramer from selling, attempting to sell, or otherwise disposing of their shares of the Company's stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Mr. Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Mr. Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order Sales Online to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin Sales Online from interfering with or preventing the sale of stock by Mr. Stengel in accordance with Rule 144. The District Court conducted an extensive evidentiary hearing on both motions, which concluded on January 23, 2001. The parties briefed the issues and the Court heard final arguments on February 22, 2001. On March 19, 2001, the Court (1) denied our motion for the preliminary injunction against Marc Stengel and Hannah Kramer, (2) granted in part Marc Stengel's motion for a preliminary injunction insofar as we are enjoined from interfering with any sale of stock by Marc Stengel that complies with SEC Rule 144, (3) determined that the evidence supported a finding that Marc Stengel and Hannah Kramer are acting in concert in the disposition of their shares and (4) denied Marc Stengel's and Hannah Kramer's motions to dismiss our lawsuit against them. The Court has scheduled the case for trial in December, 2001.

          We cannot give any assurance with respect to the positions asserted by Sales Online in the Maryland lawsuit, and substantial costs, including attorneys fees, are being incurred in connection with this dispute.

Risks Associated With Our Industry

The market for online services is intensely competitive with low barriers to entry.

          The market for Internet products and services is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

     o various Internet auction houses such as eBay, ONSALE, uBID, Yahoo! Auctions, First Auction (the auction site for Internet Shopping Network, a wholly-owned subsidiary of Home Shopping Network Inc.), Surplus Auction (a wholly-owned subsidiary of Egghead, Inc.), WebAuction (the auction site for MicroWarehouse, Inc.), Insight Auction (the auction site for Insight Enterprises, Inc.) and others;

     o    a  number  of  indirect  competitors  that  specialize  in  electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping Com and Cendant Corp.;

     o a variety of other companies that offer merchandise similar to ours but through physical auctions and with which we compete for sources of supply; and

     o other companies that have combined a variety of services under one brand in a manner similar to ours including CMGI (Alta Vista), the Walt Disney Company (The GO Network), Excite and Lycos.

          We believe that the principal competitive factors affecting our market are the ability to attract customers at favorable customer acquisition costs, operate the websites in an uninterrupted manner and with acceptable speed, provide effective customer service and obtain merchandise at satisfactory prices. We cannot offer any assurances that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources.

          Current competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than the company. As a result, such competitors may be able to secure merchandise from vendors on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

          With respect to our new collectibles portal, several other companies have combined a variety of services under one brand in a manner similar to our portal, including Yahoo!, Microsoft (MSN), Excite, Lycos and CMGI (Alta Vista). Although our portal is focused specifically on the collectibles industry, we run the risk of other sites entering into this sector and there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than our company. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition.

Market consolidation has created and continues to create companies that are larger and have greater resources than us.

          As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. In the recent past, there have been a number of significant acquisitions and strategic plans announced among and between companies that have divisions offering services that compete with our company, including:

     o    CMGI's acquisition of 83% of AltaVista;

     o Disney's acquisition of the remaining interest in Infoseek not already owned by Disney;

     o    @Home Network's acquisition of Excite;

     o    Yahoo!'s acquisition of GeoCities and Broadcast.com; and

     o FairMarket's new alliance network comprised of Microsoft Corp., Excite@home, Ticketmaster Online and many others.

          The effects of these completed and pending acquisitions and strategic plans may have on us cannot be predicted with accuracy, but some of these companies that maintain divisions that compete with us are aligned with companies that are larger or better established than us. Even though some of the competitive services offered by these companies may comprise a small amount of their business, their potential access to greater financial, marketing and technical resources would put them in a stronger competitive position as compared to our company. In addition, these companies include television broadcasters with access to unique content and substantial marketing resources that may not be available to our company.

Security breaches and credit card fraud could harm our business.

          We rely on encryption and authentication technology licensed from VeriSign through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information. We believe that a significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We cannot give assurances that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. To the extent that activities of our company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. We cannot offer assurances that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.


Our industry may be exposed to increased government regulation.

          Our company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to, or commerce on, the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, fraud, taxation, advertising, intellectual property rights and information security. Compliance with additional regulation could hinder our growth or prove to be prohibitively expensive.

          Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

          Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

          Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, because our service is available over the Internet in multiple states, and we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the our business, could have a material adverse effect our business, results of operations and financial condition.

Risks Associated with our Common Stock

Our stock price has been and may continue to be very volatile.

          The market price of the shares of our common stock has been, and is likely to be, highly volatile. During the 12 months prior to August 29, 2001, our stock price as traded on the OTC Bulletin Board has ranged from a high of

$.70 per share to a low of $.02 per share. The variance in our share price makes it extremely difficult to forecast with any certainty the stock price at which you may might be able to buy or sell your shares of our common stock. The market price for our stock could be subject to wide fluctuations in response to factors that are out of our control such as:


     o    actual or anticipated variations in our results of operations,

     o announcements of new products or technological innovations by our competitors;

     o developments with respect to patents, copyrights or proprietary rights;

     o    developments in Internet and auction regulation; and

     o general conditions and trends in the Internet, collectibles and electronic commerce industries.

          The trading prices of many technology companies' stock have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuation of many Internet stocks are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. We cannot offer any assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of our common stock. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate fluctuations, may adversely affect the market price of our common stock. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results.

We have issued options, warrants and a convertible note that could have a dilutive effect on our shareholders.

          We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of December 31, 2000, we had issued employee stock options to acquire 557,000 shares of our common stock, exercisable at prices ranging from $.01 to $1.625 per share, with a weighted average exercise price of approximately $.24 per share. In addition to these options, we have reserved 18,000,000 shares of common stock, or such greater or lesser number of shares that we may be required to issue upon the conversion of and payment of interest on our 8% convertible note and the exercise of the 400,000 warrants issued in connection with the 8% convertible note.

          The note is convertible at a floating rate equal to the lesser of (1) $2.48, which is 110% of the lowest closing bid price for the common stock for the five trading days prior to March 23, 2000, or (2) 75% of the average of the closing bid price for the common stock for the five trading days immediately preceding the conversion date. The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate. If the applicable conversion price is 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, which is $2.48, then the number of shares that may be issued upon conversion of the note is approximately 1,210,000 shares, subject to adjustment pursuant to stock splits, dividends or similar events. Because the registration statement was not declared effective by December 15, 2000, the applicable conversion percentage has decreased to 73% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. (See "Risk Factors", page 20). If the convertible note would have been converted as of August 29, 2001, the applicable conversion price would have been $.02044 per share (73% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date) and the number of shares issuable upon conversion would have been approximately 146,771,037. If the note is converted on its current terms, we will have to increase our total number of authorized shares that we may issue under our charter. Any such increase will have to be approved by our stockholders, and such approval is not guaranteed.

          It is likely that the conversion price will be a percentage of the market price, and as a result, the lower the common stock price at the time the holder converts, the more common shares the holder will receive upon conversion. Due to the conversion ratio, there is no limit on the aggregate number of shares of common stock into which the note can be converted. To the extent the holder converts a portion of the convertible note and sells its shares of common stock, the price of our stock may decrease due to the additional shares in the market. This could allow the holder to subsequently covert an additional portion of the convertible note into greater amounts of common stock, the sale of which would further decrease the stock price. Purchasers of our common stock could therefore experience substantial dilution upon conversion of the convertible note.

          The following table describes the amount of shares of our common stock into which the convertible note is convertible at various percentages of the market price as of August 29, 2001 and the percentage of our total outstanding common stock represented by conversion of the convertible note:

Percentage of Market            Conversion Price          Number of Shares of         Percentage of our
Price per Shares of our         (based on a               Common Stock Issuable       Outstanding Common
Common Stock at August         conversion price          upon Conversion of the 8%   Stock Represented by the
29, 2001                         that is 73% of            Convertible Note            Shares of Common Stock
                                the market price)                                      Issuable upon Conversion
                                                                                      of the Convertible Note
---------------------------------------------------------------------------------------------------------------
At $.028 per share,              $.02044 per share               146,771,037                      69%
market price)
At $.021 per share (75%          $.01533 per share               195,694,716                      75%
of market)
At $.014 per share (50%          $.01022 per share               293,542,074                      82%
of market)
At $.007 per share (25%          $.00511 per share               587,084,149                      90%
of the market)


         However, the selling shareholder may only convert the convertible note to the extent the selling shareholder's ownership interest in the company does not exceed 4.99 percent. This 4.99% limit, however, may not prevent any holder from converting all of its convertible note or exercising its warrants, because the holder can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, the holder can convert additional amounts of the convertible note As a result, the 4.99% limit does not prevent selling shareholders from selling more than 4.99% of our common stock. Although we have secured a commitment for additional financing from the holder of our 8% convertible note, the financing is subject to the parties negotiating and executing final documents. Although the final documents have not been executed yet, the parties have agreed that any additional convertible equity the holder may receive will also be subject to the 4.99% total ownership cap, and therefore the holder's equity position will not be affected.

         During the terms of these securities, the holders will have the opportunity to profit from either an increase or, in the case of the convertible note, decrease in the market price of our common stock followed by a subsequent increase, with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these securities could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock. Furthermore, the Company has received an oral commitment for financing in the amount of $751,000 from the holder of the covertible note. Although the terms of the financing have not been determined yet, to the extent the financing is in the form of convertible equity with a conversion price linked to a percentage discount to the market price of the common stock at the time of conversion, our shareholders will experience substantial dilution upon conversion.

         Additionally, we have filed a registration statement that has not been declared effective by the SEC for the registration of approximately 711,000 shares to be issued to CSEI in connection with our purchase of assets.

We may have difficulty obtaining additional financing as a result of the significant number of shares that may be acquired upon conversion of the convertible note.

         The potentially significant number of shares issuable upon conversion of our 8% convertible note could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our 8% convertible note, new investors may either decline to make an investment in our company due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the 8% convertible note. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these existing financings could be perpetuated and significantly increased.

We have been penalized for failing to register shares underlying our 8% convertible note and the warrants issued in connection with the 8% convertible note that we issued in March, 2000.

          Because we were unable to register the shares of common stock issuable upon the conversion of the 8% convertible note and the exercise of the warrants by December 15, 2000, we have incurred penalties and costs under the terms of registration rights agreement and the 8% convertible note and the warrants issued in connection with the purchase of the 8% convertible note, all issued in the private placement in March, 2000. The registration rights agreement was modified in May 2001, effective as of January 1, 2001, and on July 15, 2001 and August 30, 2001, and contains a provision that extended the reduced conversion percentage of 73% of the average market price of the common stock until September 30, 2001. The modified registration rights agreement also contains provisions that decrease the conversion percentage to fifty percent (50%) of the average market price of the common stock if the registration statement is not declared effective by the SEC on or before September 30, 2001. The modified registration statement also provides for cash penalties equal to $60,000 (two percent (2%) of the purchase price ($3,000,000) of the convertible note and warrant) for each thirty day period, on a pro rated based, beyond September 30, 2001 until the registration statement is declared effective. Because the registration statement was not declared effective by December 15, 2000, we have incurred $30,000 in penalties due to the holder of the convertible note. As consideration for the accommodations under the modification agreement, we agreed to grant to Augustine Fund, LP a security interest in our assets as security for our obligations under the Securities Purchase Agreement.

Conversion of the convertible note and exercise of the warrants and subsequent public sale of our common stock while its market price is declining may result in further decreases in the price.

         The number of shares of common stock issuable upon conversion of our convertible note will increase as the price of our common stock decreases, which may adversely affect the price of our common stock. On August 29, 2001, we had issued and outstanding $3,000,000 principal amount of an 8% convertible note. If the convertible note were converted in full on August 29, 2001, the number of shares of common stock issuable to the holder would be 146,771,037. The number of shares of common stock that may ultimately be issued upon conversion of these securities is presently indeterminable and could fluctuate significantly (See "Description of Securities"). Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note. In addition, the significant downward pressure on the market price of our common stock could develop as the holders convert/exercise and sell material amounts of common stock which could encourage market manipulation through short sales by the holders or others, placing further downward pressure on the market price of our common stock.

Future sales of our common stock in the public market could adversely affect the price of our common stock.

         Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of August 29, 2001, these shares consist of:

     o 18,464,456 shares of our outstanding common stock owned by Gregory Rotman and Richard Rotman, two of our executive officers and directors ("Rotman Shares");

     o 14,760,456 shares of our outstanding common stock owned by two former directors, Hannah Kramer and Marc Stengel (together with the Rotman Shares, the "Affiliate Shares");

     o 7,350,000 shares of our common stock issued to CSEI pursuant to the Asset Purchase Agreement, dated November 8, 2000, that are subject to an escrow agreement (the "Escrow Shares"); and

     o    approximately 557,000 shares issuable to option holders.

         The Escrow Shares are subject to an escrow agreement for the purposes of complying with the Rule 144 holding period and securing certain indemnity obligations made by CSEI in the acquisition documents. Additionally, until November 8, 2002, the number of Escrow Shares that may be released from the escrow in any one calendar month may not exceed ten percent (10%) of the reported aggregate monthly trading volume in our common stock.

          Unless the Affiliate Shares and the shares issuable to option holders are further registered under the securities laws, they may not be sold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

Future sales of our common stock in the public market could limit our ability to raise capital.

         Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could also affect our ability to raise capital through the sale of equity securities.

The issuance of the convertible note and warrants required us to record non-cash expenses.

         As a result of the issuance of our 8% convertible note, we recorded non-cash interest expense attributable to the beneficial conversion feature and amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $1,382,000 during the year ended December 31, 2000. From January 1, 2001 through March 23, 2002 we will record additional non-cash interest expense attributable to amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $428,000.

Present management and former directors may control the election of our directors and all other matters submitted to the stockholders for approval.

         Our executive officers and directors, in the aggregate, beneficially own approximately 30% of our outstanding common stock. Additionally, Marc Stengel and Hannah Kramer, each a former director of our company, own approximately 23% of our outstanding common stock. As a result, each group, by joining forces with the holders of 21-28% our outstanding common stock, may be able to exercise control over all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impede a merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could have an adverse effect on the market price of our common stock.

"Penny stock" regulations may impose certain restrictions on marketability of securities.

         The SEC adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction.

         Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

The market for our company's securities is limited and may not provide adequate liquidity.

         Our common stock is currently traded on the OTC Bulletin Board ("OTCBB"), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock market, or another national exchange. As of August 29, 2001 the OTCBB reports that there are 15 active market makers of our common stock. Seven of the 15 market makers have accounted for approximately 72% of the trading of our common stock year to date. In order to trade shares of our common stock you must use one of these 15 market makers unless you trade your shares in a private transaction. In the 120 days prior to August 29, 2001 the actual trading volume ranged from a low of 1,300 shares of common stock to a high of 927,000 shares of common stock. This low trading volume means there is limited liquidity in our shares of common stock. Selling our shares is more difficult because smaller quantities of shares are bought and sold and news media coverage about us is limited. These factors result in a limited trading market for our common stock and therefore holders of our company's stock may be unable to sell shares purchased should they desire to do so.

                          DESCRIPTION OF OUR SECURITIES

     The summary of the terms of our capital stock set forth below does not purport to be complete. For a detailed, complete description, please see our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, copies of which were filed with the SEC as exhibits to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.


General

     Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share.

     The transfer agent and registrar for the common stock is the Olde Monmouth Stock Transfer Company, Inc., Atlantic Heights, New Jersey.

Common  Stock

     As of August 29, 2001, we had 65,546,310 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

     Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting will decide any question brought before the meeting, except when Delaware law, our certificate of incorporation, or our bylaws require a greater vote. Holders of our common stock do not have cumulative voting for the election of directors.

     Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution.

     Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

     Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities.

8% Convertible Note

     On March 23, 2000, we issued $3,000,000 principal amount of an 8% two year convertible note pursuant to a Securities Purchase Agreement. The following is a summary of the material terms of the 8% convertible note.

     Conversion Price. The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

         The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate. If the applicable conversion price is 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, which is $2.48, then the number of shares that may be issued upon conversion of the note is approximately 1,210,000 shares, subject to adjustment pursuant to stock splits, dividends or similar events. If the convertible note would have been converted in its entirety as of August 29, 2001, the applicable conversion price would have been $.02044 per share (73% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date--See "Registration Rights Agreement--Failure to File Registration Statement") and the number of shares issuable upon conversion would have been approximately 146,771,037. Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note.

     The convertible note includes a restriction that the convertible note is convertible by any holder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by such holder, but not including unconverted portions of the convertible note or unexercisable or warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. This 4.99% limit may not prevent any holder from converting all of its convertible note or exercising its warrants, because the holder can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, the holder can convert additional amounts of the convertible note. As a result, the 4.99% limit does not prevent selling shareholders from selling more than 4.99% of our common stock, while never holding more than 4.99% at any one time.

     The holder of the convertible note cannot vote any of the shares of common stock it acquired upon conversion of the note in a subsequent stockholder vote to authorize or ratify the convertible note.

     Interest. The convertible note bears interest at the rate of 8% per annum. Interest is payable in quarterly installments in arrears. Interest may at our option be paid in common stock, with the number of shares of common stock to be delivered in payment of the interest to be determined by dividing the amount of interest being paid by the applicable conversion price.

     Default. An "event of default" under the convertible note will occur if, among other things, we (1) fail to pay interest or principal when due or fail to timely honor any notice of conversion of the convertible note, or (2) fail to perform in any material respect an agreement or obligation, or materially breach any of our representations or warranties, under the convertible note or the Securities Purchase Agreement. Upon an event of default, the entire indebtedness and accrued interest may become immediately due and payable. The convertible note may not be prepaid without the prior written consent of the holder.

     Adjustment. The conversion price and the number of shares received upon conversion may be adjusted in the event of a stock split, stock dividend, reorganization, merger, consolidation or sale of our assets and other similar transactions.

     Effect on Common Stock. The variable conversion price of the 8% convertible note could affect the common stock as follows:

     o Reduction in Stock Price. The number of shares of common stock issuable upon conversion of the convertible note will be inversely proportional to the market price of the common stock at the dates upon which the holder of the convertible note converts the convertible note.

     o Effect of Additional Shares in Market. To the extent that the holder of the convertible note converts and then sells its common stock in accordance with the 4.99% limitation, the common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the convertible note into greater amounts of common stock, further depressing the stock price.

     o Impact of Dilution. The additional shares issued upon conversion of the convertible note would dilute the percentage interest of each of our existing common shareholders, and this dilution would increase as more shares of common stock are issued due to the impact of the variable conversion price. Each additional issuance of shares upon conversion would increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline. The effect of this increased supply of common stock leading to a lower market price may be magnified if there are sequential conversions of the convertible note into shares of common stock. Specifically, the selling shareholders could convert a portion of the convertible note and then sell the common stock issued upon conversion, which could result in a drop in our stock price. If the stock price were to decrease, then the selling shareholders could convert the convertible note at a lower conversion price, and be issued a greater number of shares of common stock due to the lower conversion price. The increase in the aggregate number of shares of common stock issued upon conversion of the convertible note above what it would otherwise be could place significant downward pressure on our stock price. This downward pressure on our stock price might encourage market participants to sell our stock short, which would put further downward pressure on our stock price. On the other hand, in issuing the additional shares, we will avoid repaying a $3,000,000 debt.

Warrants Issued with Convertible Note

     In connection with the issuance of the convertible note the holder of the convertible note also was granted a five-year warrant to purchase 300,000 shares exercisable at $2.70 per share per share (120% of the lowest of the closing bid prices for the common stock for the five trading days prior to March 24, 2000). This warrant is also subject to anti-dilution protection in the event of the issuance of our common stock at a prices less than the then current price for our common stock and for stock splits, stock dividends, reorganization, merger, consolidation or sale of our assets and other similar transactions. The anti-dilution protection does not apply to shares issued to the holder of the convertible note upon conversion of the note at a price that is below the current market price of our stock.

     We also issued a five-year warrant to purchase 100,000 shares of our common stock to the Delano Group Securities, LLC for acting as the placement agent in the financing. The exercise price is $2.70 per share (120% of the lowest of the closing bid prices for the common stock for the five trading days prior to March 23, 2000). This warrant is subject to adjustment in the event of stock splits, stock dividends, reorganization, merger, consolidation or sale of our assets and other similar transactions.

     Upon exercise of all of the outstanding warrants, we will receive aggregate gross proceeds of $1,080,000.

                               REGISTRATION RIGHTS

Shelf Registration

     In the Registration Rights Agreement and Securities Purchase Agreement relating to the sale of the 8% convertible note, we agreed to file with the SEC a registration statement for the resale of the shares issuable upon conversion of the convertible note, the payment of interest on the convertible note and the exercise of the warrants issued in connection with the convertible note and to use our best efforts to keep such registration statement effective until all of the shares have been resold or can be sold immediately without compliance with the registration requirements of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

     Pursuant to the Registration Rights Agreement, we are obligated to register no less than the greater of (i) 2,000,000 shares of common stock or (ii) 200% of the maximum number of shares of common stock that would have been issuable upon conversion of the convertible note and upon exercise of the warrants, assuming that the conversion and exercise occurred just prior to the initial filing of the registration statement on October 25, 2000.

Piggyback Registration

     If at any time when there is not an effective registration statement covering the shares issuable upon conversion of the convertible note, as payment of interest on the convertible note, or the exercise of the warrants, we propose to file a registration statement under the Securities Act with respect to a primary offering of our shares for our own account or the account of others, excluding registration statements in connection with employee or director benefit or compensation plans or any acquisition of any entity or business, then we will give written notice of the proposed offering to the selling shareholders as soon as practicable and we will use our best efforts to include in the proposed offering the shares issuable upon conversion of the convertible note, as payment of interest on the convertible note, or the exercise of the warrants, unless we determine not to register or to delay the registration of our securities. We will not be required to register any shares that are eligible for resale pursuant to Rule 144(k) of the Securities Act.

Indemnification

     We have agreed to indemnify the holder of the convertible note, and any person controlling it against certain liabilities incurred or arising out of any untrue or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part, or any omission of a material fact that is required to be stated or necessary to make the statements contained in the registration statement not misleading, except to the extent that the untrue statements or omissions are based upon information about the holder of the note that was furnished by the holder to us and that we reasonably relied upon. The holder of the convertible note has agreed to indemnify us and certain related persons against certain liabilities incurred or arising out of any untrue or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part, or any omission of a material fact that is required to be stated or necessary to make the statements contained in the registration statement not misleading, only to the extent that the untrue statements or omissions are based upon information about the holder of the note that was furnished by the holder to us and that we reasonably relied upon.

Failure to File Registration Statement

          Because the Registration Statement was not declared effective by the SEC by December 15, 2000, the conversion percentage had declined to 50% of the average market price of the common stock. The Registration Rights Agreement was modified in May 2001, effective as of January 1, 2001, and amended on July 15, 2001 and August 30, 2001, and contains a provision that extended the reduced conversion percentage of 73% until September 30, 2001. The modified Registration Rights Agreement also contains provisions that decrease the conversion percentage to fifty percent (50%) if the registration statement is not declared effective by the SEC on or before September 30, 2001. The decrease in the conversion percentage means that the holder of the convertible note will be able to convert the note at an even lower price because the conversion price per share will be a smaller percentage of the market price, and thus, the holder will receive more shares of common stock upon the conversion. The modified Registration Rights Agreement also provides for cash penalties, as liquidating damages, equal to two percent (2%) of the amount of the $3,000,000 purchase price of the convertible note and warrant for each thirty day period, on a pro rated basis, beyond September 30, 2001 until the registration statement is declared effective. Because the registration statement was not declared effective by December 15, 2000, we have incurred $30,000 in penalties due to the holder of the convertible note. Finally, as consideration for the January 1,

2001 modifications, we agreed to grant a security interest in all of our assets as security for our obligations under the Securities Purchase Agreement.


                              SELLING SHAREHOLDERS

     On March 23, 2000, we issued an 8% convertible note to the Augustine Fund, L.P. for a cash investment of $3,000,000. In connection with the issuance of the note, we also issued to the Augustine Fund, L.P. and the Delano Group Securities, LLC (as the placement agent in the financing) warrants to purchase 300,000 and 100,000 shares of common stock, respectively, for an exercise price of $2.70 per share. As described elsewhere herein, this prospectus covers shares of common stock that may be acquired by the selling shareholders upon the conversion of the convertible note, as interest on the convertible note, and upon exercise of the warrants.

     Under the Registration Rights Agreement, we are required to register for resale by the selling shareholders 20,392,792 shares of our common stock. This amount is based upon:

     o The number of shares issuable upon conversion of and payment of interest on the convertible note and exercise of the warrants; and

     o The potential increase in the number of shares issuable with respect to the convertible note if the conversion price declines due to a decline in the market price for our common stock.

         In accordance with the terms of the Registration Rights Agreement with the holder of the convertible note, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon conversion of the convertible note, determined as if the convertible note was converted in full on October 25, 2000 at the assumed conversion price of $.39, plus 200% of the number of shares issuable upon exercise of the warrant issued to the Augustine Fund, L.P. and 100% of the number of shares issuable upon the exercise of warrants issued to the Delano Group Securities, LLC. If the warrants were exercised in full and the entire convertible note was converted at the conversion price of $.39 per share, only 8,092,307 shares of common stock would be issued and available for resale under this prospectus. However, we cannot determine the exact number of shares of common stock that we will ultimately issue upon exercise of the warrants and conversion of the convertible note if the conversion price declines and anti-dilution adjustments occur with respect to the warrants or the convertible note. If the convertible note had been converted on August 29, 2001, 146,771,037 shares would have been issuable.

         Pursuant to its terms, the convertible note is convertible by any holder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by such holder, but not including unconverted portions of the convertible note or unexercisable or warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of common stock set forth in the third and fourth columns in the table below for the selling shareholders exceeds the number of shares of common stock that the selling shareholders beneficially own in accordance with Section 13(d) as of August 29, 2001. This 4.99% limit may not prevent any holder from converting all of its convertible note or exercising its warrants, because the holder can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, the holder can convert additional amounts of the convertible note. As a result, the 4.99% limit does not prevent selling shareholders from selling more than 4.99% of our common stock.

         The following table provides information as of August 29, 2001, with respect to the common stock beneficially owned by the selling shareholders. The information presented is based on data furnished to us by the selling shareholders and assumes a conversion price for the convertible note of $.02044 per share. The actual number of shares of common stock issuable upon conversion of the convertible note is subject to adjustment and could be materially more than the amounts set forth in the table below, depending on factors which we cannot predict at this time, including, among other factors, the future market price of the common stock.

     During the past three years no selling shareholder has been an officer, director or affiliate of ours, nor has any selling shareholder had any material relationship with us during that period.

     The 20,392,792 shares of common stock offered by this prospectus may be offered from time to time to the selling shareholders named below.


                                                                    Number of Shares
                                      Shares of Common                 That Can Be           Maximum Number
                                          Stock Owned               Acquired Over Life      of Shares Offered    Shares Beneficially
         Name of Selling              Beneficially Before            of the Securities        Under This             Owned After
           Shareholder                  Offering (1)                      Owned               Registration           Offering (2)
           -----------                  ------------                      -----                 Statement            ------------
                                                                                                ---------

Augustine Fund, L.P.(3)                 3,204,675   (4.99%)             146,771,037            20,292,792              126,478,245

Delano Group Securities, LLC (4)          100,000                          100,000                100,000                        0
                                          -------                          -------                -------              -----------

TOTAL                                   3,304,675                       146,871,037            20,392,792              126,478,245


-------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The rules also provide that beneficial ownership includes shares of common stock, underlying options, warrants and convertible securities that can be exercised or converted within 60 days. To that extent, the number of shares underlying the convertible securities presented in the table may not represent the actual beneficial ownership from time to time of selling shareholders in accordance with those rules because of any adjustable rate of conversion. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) Assumes that all of the selling shareholders will sell all of the shares registered for sale hereby. Because the selling shareholders may offer all, some or none of the shares pursuant to this prospectus, because the number of shares covered by this prospectus does not represent the total number of shares that would have been received had the convertible note been converted in full on August 6, 2001, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling shareholders after completion of the sale of shares hereunder.

(3) Augustine Fund, L.P. is an Illinois limited partnership and Augustine Capital Management LLC is its general partner. The natural person principals of Augustine Fund, L.P. that have voting and/or investment control over the securities to be sold are John T. Porter, Brian D. Porter, Thomas F. Duszynski and David R. Asplund. Augustine Fund. L.P. may be deemed an affiliate of a registered broker-dealer due to a minority equity ownership by the principals of Augustine Fund of a registered broker-dealer.

(4) Delano Group Securities, LLC is a Delaware limited liability company and a registered broker dealer. The natural person that has voting and/or investment control over the securities held by Delano Group Securities, LLC is David R. Asplund.

                                 USE OF PROCEEDS

     The selling shareholders will receive all of the proceeds of the shares offered hereby. We will not receive any of the proceeds from the sale of such shares. However, 400,000 of the shares offered hereby are issuable upon the exercise of outstanding warrants to purchase shares of common stock (subject to adjustments). If all of the warrants are exercised by the selling shareholders, we estimate that we would receive gross cash proceeds of $1,080,000 in the aggregate (assuming none of the warrants were exercised pursuant to the cashless exercise provisions contained therein). Holders of the warrants have the right to exercise the warrants held by them by delivering shares of common stock as payment for the exercise price pursuant to the terms of the warrants. We will bear the expenses of this offering. No selling shareholder has held any position or office or had any other material relationship with our company.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale by the selling shareholders of up to 20,392,792 shares of common stock par value $.001 per share, assuming a conversion of the convertible note and an exercise of the warrants.

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the OTC Bulletin Board, or otherwise, at prices and under terms then prevailing, at prices related to the then current market price, or at negotiated prices. Registration of the shares does not necessarily mean that any of the shares will be offered by the selling shareholders.

     Augustine Fund, L.P. has advised us that it purchased the shares in the ordinary course of its business and at the time the selling stockholder purchased the shares it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

     Shares may be sold by one or more of the following means of distribution:

o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

o    over-the-counter distributions in accordance with the rules of the NASD;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    privately negotiated transactions

     The selling shareholders and any persons who participate in the sale of the securities offered in this registration statement may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any person and any profits received on resale of the securities offered may be deemed to be underwriting compensation under the Securities Act.

     We will not receive any of the proceeds from the sale of shares by the selling shareholder. We will bear all expenses of the offering, except that the selling shareholders will pay all underwriting commissions, brokerage fees and transfer taxes as well as fees of its counsel.

     In connection with distributions of the shares, pursuant to the Securities Purchase Agreement, the selling shareholders may not enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may not (i) sell our common stock short and redeliver the shares to close out such short positions; (ii) enter into option or other transactions with broker-dealers or other financial institutions which require the delivery thereto of the shares offered hereby, which shares such broker-dealer or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction); or (iii) pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

     In order to comply with the securities laws of certain states, the shares must be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and has been complied with.

     The rules and regulations in Regulation M under the Exchange Act provide that during the period that any person is engaged in the distribution (as defined therein) of our common stock, such person generally may not purchase shares of our common stock. The selling shareholders are subject to such regulation which may limit the timing of its purchases and sales of shares of our common stock.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling shareholders, and any person controlling them against certain liabilities, including liabilities under the Securities Act. The selling shareholders haves agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

     We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the sale of all the shares or the date on which shares may be sold without any restriction pursuant to Rule 144(k).


                                LEGAL PROCEEDINGS

     We are currently involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the Company. Mr. Stengel is also a former officer and employee.

     The lawsuit was initially filed against Mr. Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the defendants other than Stengel identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in the company, and seeks damages against Mr. Stengel and Ms. Kramer, in both cases, for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Mr. Stengel for breach of his contractual duties as an employee of the company and for misrepresentations he made to the company while acting as an employee; these claims relate to businesses operated by Mr. Stengel in competition with our company and using our company's resources. The First Amended Complaint also seeks to recover damages from Mr. Stengel and the two corporate defendants for conversion of certain of our assets, resources and employee services, and for unjust enrichment. All defendants have filed answers to the First Amended Complaint. Mr. Stengel has filed a counterclaim seeking $500,000damages against Sales Online for alleged interference with his ability to sell shares of common stock of Sales Online. Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind.

     On or about June 16, 2000, Marc Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of Sales Online, should be reinstated as such, and that Gregory Rotman and Richard Rotman be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, we moved for summary judgment and asked that the Delaware 225 Action be dismissed. On February 26, 2001, the Court issued a decision in which it granted our motion for summary judgment and dismissed the Delaware 225 Action. The Court concluded that (1) the special meeting of our stockholders held on September 19, 2000 to elect directors (discussed below) was authorized by our bylaws and as a result, the new board was properly elected and had the authority to terminate Mr. Stengel as an officer; (2) Marc Stengel's post-election challenge to the special meeting was barred by his own inequitable conduct; and (3) his claim for back pay could not be pursued in the Court of Chancery action. Mr. Stengel has appealed the Court of Chancery's decision to the Delaware Supreme Court which appeal is now pending.

     On July 20, 2000, in accordance with our Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to our Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors were elected as our Board of Directors.

     A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Marc Stengel as an officer of Sales
Online, formally ratified and approved the initiation and prosecution of the Maryland action against Marc Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute Sales Online's claims against Marc Stengel and others.

     On or about October 3, 2000, Mr. Stengel submitted to Sales Online a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Actions and the Maryland action. In his advancement request, Mr. Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland action through August, 2000. On October 20, 2000, we notified Mr. Stengel that the Board of Directors had denied Mr. Stengel's advancement request.

          On or about October 24, 2000, Mr. Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that he is entitled to pursuant to our Bylaws to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland Action (the "Delaware 145 Action"). Sales Online and Mr. Stengel each moved for summary judgment in the Delaware 145 Action. A hearing on the Delaware 145 Action was held on January 2, 2001, at which time the Court of Chancery granted our motion for summary judgment and denied Mr. Stengel's motion. Mr. Stengel appealed this decision to the Delaware Supreme Court. On June 27, 2001, following briefing and oral argument, a three judge panel of the Delaware Supreme Court issued an order affirming the judgment of the Court of Chancery. On July 11, 2001, Mr. Stengel filed a motion for rehearing en banc by all five members of the Delaware Supreme Court of the Court's June 27, 2001 order. On August 23, 2001, the Court denied Mr. Stengel's motion.

     On November 1, 2000, we filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Mr. Stengel and Ms. Kramer from selling, attempting to sell, or otherwise disposing of their shares of our stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Mr. Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Mr. Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order Sales Online to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin Sales Online from interfering with or preventing the sale of stock by Mr. Stengel in accordance with Rule 144. The District Court conducted an extensive evidentiary hearing on both motions, which concluded on January 23, 2001. The parties briefed the issues and the Court heard final arguments on February 22, 2001. On March 19, 2001, the Court (1) denied our motion for the preliminary injunction against Marc Stengel and Hannah Kramer, (2) granted in part Marc Stengel's motion for a preliminary injunction insofar as we are enjoined from interfering with any sale of stock by Marc Stengel that complies with SEC Rule 144, (3) determined that the evidence supported a finding that Marc Stengel and Hannah Kramer are acting in concert in the disposition of their shares and (4) denied Marc Stengel's and Hannah Kramer's motions to dismiss the Company's lawsuit against them. The court has scheduled the case for trial in December, 2001.

                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the directors and executive officers of Sales Online:

     Name               Age   Position
     ----               ---   --------

     Gregory Rotman*    35    Director, Chief Executive Officer
                              & President

     Richard Rotman*    31    Director, Chief Financial Officer, Vice President,
                              Treasurer & Secretary

     John Martin        36    Director, Chief Technology Officer &
                              Vice President

     Andrew Pilaro      31    Director
----------------------
*Gregory Rotman and Richard Rotman are brothers.

     The following is a description of the current occupation and business experience for the last five years for each director and executive officer.

     Gregory P. Rotman has served as a Director and the Chief Executive Officer and President of Sales Online since February 1999. From 1995 to 1998, he served as a Partner of Teamworks, Inc., LLC , which was responsible for the design, financing and build-out of MCI National Sports Gallery.

     Richard S. Rotman has served as a Director and the Chief Financial Officer, Vice President, Treasurer and Secretary of Sales Online since February 1999. Prior to joining Sales Online, he was involved in the management and day-to-day operations of Rotman Auction, which he formed in February 1997. From 1995 until February 1997, Mr. Rotman worked for the family business, Rotman Collectibles, where he began in sales and distribution in the new product division. As the industry was changing, Rotman Collectibles began focusing on auctions as a more permanent division and during 1996, he began to create a presence on the Internet. Mr. Rotman's primary expertise is in management and daily operations. From 1994 to 1995, Mr. Rotman served as the director of an art gallery in Jackson, Wyoming, selling original artwork to high-end clientele.

     John Martin has served as a Director and the Vice President of Sales Online since September 2000, and our Chief Technology Officer since May 2000. From May 1999 until May 2000, he served as vice president-technology. From June 1997 to May 1998, Mr. Martin was an instructor at Clark University Computer Career Institute. From August 1996 to May 1999, he served as a Software Engineer with Sybase, Inc., a software development company. From prior to 1995 to August 1996, Mr. Martin was the Senior Programmer at Presidax, which manufactures barcoded labels and is a division of Avery Dennison. From prior to 1995 to May 1999, he was also a software consultant.

     Andrew Pilaro has served as a Director of Sales Online since September 2000. Since August, 1996, he has served as the Assistant to the Chairman of CAP Advisors Limited, an investment management company, with responsibility for asset management. From August, 1995 to August, 1996, Mr. Pilaro was a clerk at Fowler, Rosenau & Geary, L.P., a stock specialist firm.

Disclosure  of  Commission   Position  on  Indemnification  for  Securities  Act
Liabilities

     Article Tenth of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability: (1) for any breach of their duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that, to the fullest extent permitted by Delaware General Corporation Law our directors and officers shall be indemnified, and employees and agents may be indemnified, against expenses, including attorneys' fees, judgments, fines, and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify an director, officer, and agent if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of Sales Online pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

                             EXECUTIVE COMPENSATION

     The following table presents the compensation paid, on a cash basis, to the Chief Executive Officer of Sales Online and those executive officers of Sales Online as of who received compensation in excess of $100,000 during any of the last three fiscal years of Sales Online ended December 31, 2000, 1999 and 1998.

                           Summary Compensation Table

Name and                              Fiscal
Principal Position                    Year (1)                Salary
------------------                    --------                ------

Gregory P. Rotman                     2000                   $ 98,928
  President and                       1999                   $124,519
  Chief Executive Officer             1998                   $      0

Richard S. Rotman                     2000                   $ 98,771
  Chief Financial Officer,            1999                   $126,194
  Vice President and Secretary        1998                   $      0

Marc Stengel                          2000(2)                $ 41,803
  Executive Vice President            1999                   $126,194
                                      1998                   $      0
     ---------------
     (1) Gregory P. Rotman, Richard S. Rotman and Marc Stengel assumed their positions as of February 25, 1999.

     (2) On June 7, 2000, Marc Stengel was terminated as an employee of the company. On September 19, 2000, Mr. Stengel was terminated as the Executive Vice President of the company.

     None of the named executive officers received, holds or exercised any options or stock appreciation rights with respect to our securities, and none of such persons was granted any awards under any long-term incentive plan of Sales Online.

     None of our directors receives any compensation from Sales Online for serving as directors


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 25, 1999, we purchased all of the outstanding common stock of Internet Auction, Inc., a Massachusetts corporation ("Internet Auction"), which was wholly owned by Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer, in exchange for the issuance to these individuals of an aggregate of 36,928,912 shares, representing approximately 78.4%, of our common stock. At the time that the transaction was agreed upon the by then current management of the Company, the average price of the common stock was approximately $.28 per share, or a total value of approximately $10,463,295, assuming no discounts for the restricted nature of the stock. As a result of this transaction, the principal business of Internet Auction became the business of Sales Online and Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer became directors of Sales Online. We believe that the stock for stock transaction with Internet Auction was on terms that were fair and reasonable to our company and no less favorable than could have been obtained by a third party.

     Following the transaction with Internet Auction, John Martin was granted options to purchase 471,000 shares of our common stock at an exercise price of $.01 per share, of which 265,375 are currently exercisable. We granted these options to Mr. Martin as an incentive for joining our company and leaving his position as a software engineer with Sybase, Inc., a prominent software development company. As our Chief Technology

Officer, Mr. Martin has become an integral part of our company's operations and we rely very heavily on his services. See "Risk Factors," page 10.

     In September 1999, we purchased certain computer equipment, Internet research technology and coding material for a purchase price of $70,000 from Timeline, Inc., a corporation owned by Gregory Rotman and Richard Rotman. We believe that the terms of the purchase were fair and reasonable and on terms that were fair and reasonable to our company and no less favorable than could have been obtained by an unaffiliated party.

     In February 1999 prior to the transaction with Internet Auction, Rotman Productions, an entity owned by Steven Rotman, the father of Gregory Rotman and Richard Rotman, contributed an inventory of collectibles with an estimated value of $629,000 to Internet Auction. The inventory was contributed in exchange for 236 shares of Internet Auction common stock (which in the transaction converted to 220,000 shares of our common stock) and additional consideration consisting of a call option to purchase from a third party, Universal Funding Inc., 700,000 shares of our common stock owned by Universal Funding, Inc., at an exercise price of $.50 per share, subject to the closing of the Internet Auction transaction. These options were exercised by Steven Rotman. We believe that this purchase of collectibles inventory was fair and reasonable to the company and on terms no less favorable than could have been obtained by a third party.

     On March 7, 2000, we acquired Internet Collectible Awards (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles web sites in a variety of categories. As consideration for the acquisition, we recorded accounts payable of $50,000 and issued 200,000 shares of our common stock valued at $237,500 (based on our stock price at the date of acquisition). At the time of the transaction, we believed this was purchase was made from an unaffiliated third party. In the lawsuit we filed against Marc Stengel and others described above, we allege that this acquisition was an undisclosed related party transaction.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         To the knowledge of the management of Sales Online the following table set forth the beneficial ownership of our common stock as of August 29, 2001 of each of our directors and executives officers, and all of our directors and executive officers as a group. The address of each person named below is the address of Sales Online.

           Name and Address of            Number of Shares             % of
           Beneficial Owner               Beneficially Owned           Class
           ----------------               ------------------           -----
           Gregory Rotman                      8,309,005               12.68%
           Richard Rotman                     10,155,451               15.49%
           John Martin                         1,199,292 (1)            1.83
           Andrew Pilaro                          51,500                    *
           All directors and                  19,715,248               30.08%
           officers as a group

---------------------------
*   Represents less than 1%

(1) Includes 265,375 currently exercisable options to purchase shares of our common stock.

         To the knowledge of Management, as of August 29, 2001, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of Sales Online, other than Gregory Rotman and Richard Rotman, as set forth above, and the following persons:


    Name and Address of             Number of Shares                 % of
    Beneficial Owner                Beneficially Owned               Class
    ----------------                ------------------               -----
    Marc Stengel                        9,621,119 (1)                14.68%
    3743 Birch Lane
    Owings Mills, MD 21117

    Hannah Kramer                        5,139,337                    7.84%
    673 Korisa Drive
    Huntingdon Valley, PA 19006
-----------------------
(1) Based solely upon the Form 4 filed with the SEC by Mr. Stengel on August 7, 2001.


                             DESCRIPTION OF BUSINESS

History of the Company

     After its formation on August 9, 1995 as Rose International Ltd., our company acted primarily as a non-operating holding company overseeing the operations of its subsidiaries and joint ventures.

     On June 5, 1998, the company acquired 82.02% of the issued and outstanding common stock of the Accord Group, Inc., a Delaware corporation, located in Port Washington, New York and on July 8, 1998, changed its name to Securities Resolution Advisors, Inc. ("SRAD"). Accord, through its operating subsidiary Securities Resolution Advisors, Inc., a New York corporation ("SRA"), served members of the investing community who had lost money due to the advice, lack of fiduciary responsibility or fraudulent practices of brokers and broker dealers. The acquisition was accounted for utilizing the purchase method of accounting, wherein the assets of the company were recorded at fair value and the operations of Accord have become the historical operations of the company. The company issued 8,000,000 shares common stock to three individuals in exchange for 8,000,000 shares (82.02%) of the common stock of Accord. In December 1998, as a part of a restructuring, SRA became a wholly owned subsidiary of SRAD, and the company sold Accord, which had no other assets, for $40,000.

     On February 24, 1999, the company sold its then existing business to Richard Singer, the former president of the company and a principal beneficial owner of the common stock, in exchange for 8,000,000 shares of common stock, all of which were cancelled. On February 25, 1999, the company purchased the outstanding common stock of Internet Auction, Inc., a Massachusetts corporation ("Internet Auction") principally from Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer, stockholders of Internet Auction. The purchase was in exchange for the issuance to the shareholders of Internet Auction of an aggregate of 37,368,912 unregistered shares, representing approximately 80%, of our common stock. At the time that the transaction was agreed upon by the then current management of the company, the average price of the common stock was approximately $.28 per share, or a total value of approximately $10,463,295, assuming no discounts for the restricted nature of the stock. As a result of the transaction, Internet Auction became a wholly-owned subsidiary of Sales Online, the principal shareholders of Internet Auction own approximately 80% of our issued and outstanding common stock, and the principal business of Sales Online became the business of Internet Auction. After the transaction, the company changed its name to Sales Online Direct, Inc.

     In accordance with the transaction agreement, after the transaction, the Internet Auction shareholders were appointed to our Board of Directors, and the previously serving directors resigned from the Board.

     The following is a description of the company's business after the transaction with Internet Auction and its evolution into its current business.

Our Business

     Our primary business is to maintain a collectibles portal, offering integrated information and services to the collectibles community, and to operate an online auction site that provides a full range of services to sellers and buyers. A portal is an Internet website that enables visitors to search for and visit other related sites, access related services and obtain relevant data. The collectibles industry includes every person that collects items having either economic or sentimental value, such as antiques, sports and entertainment memorabilia, stamps, coins, figurines, dolls, collector plates, plush and die cast toys, cottage/village reproductions and other decorative or limited edition items that are intended for collecting and other memorabilia.

     Currently, substantially all (98%) of our revenues are derived from our auction services, conducted through our Rotman Auction operation. Rotman Auction is an auction house that has provided a full range of services to sellers and buyers, including live online bidding of premier collectibles, authentication of merchandise, digital photography, fulfillment of orders and the purchase and sale of authentic memorabilia. Our auctions consist of sports and non-sports cards, collectibles, autographed items, movie memorabilia and more from the 1800's to the present day. This division also maintains a substantial inventory of memorabilia with popular and historical significance which allows customers to directly purchase the memorabilia without the competition from bidders in an auction format. We have acquired this inventory in the ordinary course of our business from a number of various companies and individuals and we generally turn around inventory on an average of 14 days after we have purchased it. We also list some of our collectibles inventory for sale at auction on eBay.com, a person-to-person auction service. Merchandise is also auctioned by Rotman Auction under consignment-type arrangements with the public where we receive a 15% fee that is paid to us from the final sale of the merchandise. Of the revenues generated by our Rotman Auction operations, approximately 96% are derived from sales of our own inventory and approximately 4% are derived from sales of merchandise under consignment.

     We also design, host and maintain client websites primarily in the sports and collectibles industry. Our software allows clients to operate online stores, set prices and sell directly to online shoppers. To attract collectors of sports memorabilia, our websites include live sports scores, live internet chat rooms, and a full listing of stadiums and arenas with seating charts, directions, team schedules, addresses and telephone numbers of major league professional sports teams. We also offer online appraisals, online realized pricing and an online antiques and collectibles resource directory. We charge a fixed monthly fee for our web hosting services. For consulting services, our customers are billed monthly at an hourly rate based on the number of hours of service performed for the customer.

     Immediately following the transaction with Internet Auction, our mission was to offer a branded network of comprehensive shopping services to buyers and sellers of collectibles. This was accomplished through our four main business divisions: Rotman Auction, World Wide Collectors Digest (web design, web hosting and sports and collectibles information), Internet Auction (an online person-to-person auction site), and Internet Collectibles (a wholesale and retail collectibles business that maintained a substantial inventory of memorabilia). We then decided to streamline our operations, clarify our business model and focus on the creation of a multi-faceted internet collectibles marketplace. As a result, the inventory from Internet Collectibles was consolidated into our Rotman Auction operation, and, because of intense competition in the person-to-person auction market, we eventually eliminated this form of auction service provided by the Internet Auction division.

     In order to create a comprehensive Internet collectibles community, in January 2000 we launched a collectibles portal under the name Collecting Exchange. The Collecting Exchange contains a search engine devoted specifically to collecting, memorabilia, antiques, collectibles and other information and services. The portal searches and collects information from every collectible site on the Internet and stores it in site's database. The Collecting Exchange also contains dealer and storefront databases, stadiums and arenas information, sports events and dates, and other services and information of interest to the collecting industry. In February 2000, we launched the resource area, a place for consumers to locate websites on experts, museums, insurance, appraisers, galleries, and dealers. With the installation of the resource area, we had completed the first phase of the Collecting Exchange.

      In November 2000, we acquired certain assets from ChannelSpace Entertainment, Inc., a Virginia corporation ("CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites. The CollectingChannel.com is an online and broadcast destination targeting consumers, dealers and manufacturers in the collecting marketplace. Television is a particular type of broadcast media. When we refer to "online and broadcast destinations," consumers or viewers will be coming to the CollectingChannel.com to view the 19,000 minutes of video archives that we acquired. Therefore, the Collecting Channel is not only an online destination for content such as articles and news, but also a broadcast destination to view video archives. Currently, visitors can view some video on the collectingchannel.com, but they do not have complete access to the full video archive library yet.

     The Collecting Channel features extensive coverage of all aspects of collecting from its eight micro-channels devoted to Antiques, Entertainment, Jewelry/Gems, Stamps/Coins, Collectibles, Glass/Pottery, Toys/Dolls and Sports. By combining our Collecting Exchange portal with the Collecting Channel information libraries, we have created a comprehensive collectibles site, offering such services as web searching, broadcast services, appraisal and valuation information, auction site sign-ins, price guides, shopping and classified ads. The CollectingChannel has approximately 15,000 articles, 6,000 minutes of video, and 150,000 items in the realized pricing database archived in various collecting databases and available on the website. The consideration we paid for the acquired assets was 7,350,000 unregistered shares of our common stock, valued at $4,648,996, and $300,000 worth of our common stock which is to be registered. On February 6, 2001, the Company filed a registration statement on Form SB 2 covering 716,435 shares of common stock. That registration statement has not been declared effective by the SEC.

     Our new combined collectibles marketplace has now evolved into a "collectibles community," which was introduced at the end of 2000. Through this community, we make available to visitors a number of service and amenities consisting primarily of (1) the collectibles portal, (2) online appraisal services and (3) a research center.

     Portal. Visitors to our new website at "www.collectingchannel.com" will be able to use the collectibles portal as a source for obtaining collectibles information to help them make informed decisions about price, authenticity and trading sites. The site is also intended to provide users with a comprehensive, one-stop shopping collectible experience, linking top collectible sites to buyers and sellers around the world to facilitate the purchase and sale of collectibles. We believe that as a result, our site not only meets the needs of the collector, but also the needs of dealers and manufacturers.

     Appraisal Services. As part of the services we make available on our site, we also offer a completely interactive and dynamic appraisal service to our customers. The appraisal area permits visitors to send us an image in order to obtain an online appraisal of their item for a fee of $19.95 per appraisal. This service enables visitors to make informed decisions regarding their purchases, and helps sellers define the prices for their goods.

     Research Center. Our research center enables users to obtain historical pricing information, view actual images, access experts on authentication and visit websites regarding the collectibles articles they are researching. Our site will allow a visitor to validate that a particular collectible item exists, and provide access to services that can authenticate that the item is genuine.

As a means of preventing the purchases of fraudulently sold items, we have designed this site to provide visitors with the research tools to complete transactions based on the most accurate, verified material available. The research center enables users to validate the authenticity of items by researching the history of a particular item and validating the existence of that item. Further, to the extent that the user desires to validate the authenticity of that particular item, the user could trace the ownership of the item or the previous sales history. Authenticity can further be determined by searching dealer sites for similar items or communicating directly with dealers regarding the origin, price, and history of the item. Finally, by enabling the user to verify prices of that item or other similar items, the user will be able to obtain information necessary to strike a realistic bargain.

     Other Amenities. The website also includes a shopping area (cMart), which currently lists approximately 1,000 items for sale, and other amenities such as chat rooms, message boards, a classified posting area, and an information area regarding auctions. The My Collecting(TM) area of the website enables users to create and customize their own collecting pages, with personalized news, video, chat capability, wish lists and access to an extensive database of reference materials. The website also includes MaloneysOnline, a clearinghouse for hard to find information that contains the searchable Internet version of the book Maloney's Antiques and Collectibles Resource Directory.

     We recently made significant improvements to our website by optimizing our own proprietary software to permit the search engine to obtain faster results with greater accuracy. By the end of the third quarter, we plan to update our video archives to include all old videos. Our users were not very receptive to our beta test of the charting of historical data. We are seeking a new alternative and are hoping we will have a solution in place by the end of the third quarter. Such improvements will be contingent upon available financing.

     As set forth above, we currently generate substantially all (98%) of our revenues from Rotman Auction. We are generating minimal revenue from website hosting and the appraisal services on the CollectingChannel.com. As our structure evolves and our site becomes more popular and attracts more visitors, we expect that our revenue model will change, with increased revenues from web hosting and appraisal services, as well as earning revenue from banner advertising, product listings in our shopping area and charging membership fees for using certain aspect of the Collecting Channel. See "Business Strategy," page 41.

     Our main web address is located at www.paid.com, which offers updated information on various aspects of our operations, as well as access to our three
primary       collectibles       sites:        www.rotmanauction.com,        and
www.collectingexchange.com and www.collectingchannel.com. We also maintain a website called World Wide Collectors Digest ("WWCD") at www.wwcd.com, which provides sports information, listings of stadiums and arenas, live chat rooms and other sports-related information.

Industry Background

Growth of the Internet and the Web

     The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation ("IDC") has estimated that the number of Web users worldwide will grow from approximately 142 million in 1998 to approximately 502 million by the end of 2003. The growth in the number of Web users is being driven by the increasing importance of the Internet as a communications medium, an information resource, and a sales and distribution channel. The Internet has also evolved into a unique marketing channel. Unlike the traditional marketing channels, Internet retailers do not have many of the overhead costs borne by traditional retailers. The Internet offers the opportunity to create a large, geographically dispersed customer base more quickly than traditional retailers. The Internet also offers customers a broader selection of goods to purchase, provides sellers the opportunity to sell their goods more efficiently to a broader base of buyers and allows business transactions to occur at all hours.

Growth of the Collectibles and Online Auction Industries

     Sales Online serves both the collectibles and online auction industries. Collectibles Industry Report, 2000, published by Unity Marketing, a collectible industry market research firm, recently reported that the total market of collectors grew to 40 million adult collectors in 1999, up from 37 million in the previous year. In Internet Collector Market: Latest Trends in How Collectors Are Using the Internet, Unity Marketing reveals that in the past year, 17.5 million American collectors used the Internet, which is an increase of 75% from the 10 million who had used it by the end of 1998. Additionally, Unity Marketing expects that the number of collectors that use the Internet to increase by 50% by year-end 2001. Unity Marketing currently estimates that women between the ages of 35 and 64, with a median age of 51, encompass the majority of collectors. This group is projected by the U.S. Census Bureau to grow approximately 12% from 1998 to 2005. Unity Marketing expects that growth in the collectibles industry will be driven by the increased number of middle-aged female collectors and higher spending habits of the baby boom generation. The new demographics have also created a shift in interest from traditional collectibles to products that meet the demands of this generation of collectors. Collectibles Industry Report, 2000 reports that the two largest categories of collectibles, figurines and dolls, experienced a significant drop in sales. This decrease in sales suggests that collectors are satisfying their collecting passion with other type of collectibles. In 1999, collectible-type ornaments, boxes and musicals were the fastest growing product categories.

     The online auction industry is also large and rapidly growing and is expected to become a permanent player in e-commerce. The IDC, in Online
Auctions: The New E-Commerce Enabler, explained how online auctions resolve the weaknesses of traditional auctions (i.e. limited geographical coverage, a dearth of product variety, high transaction costs and information inefficiency). The Internet overcomes these issues because it can handle large quantities of data and support an infinite number of products and services. It also allows buyers and sellers to trade on a global basis.

Business Strategy

     We believe that the collectibles market will continue to grow as a result of increased nostalgia for memorabilia, an increase in leisure and disposable income, the desirability of owning collectibles and investor confidence that collectibles will appreciate in value. It is our view that this growth in the Internet collectibles market is dependent upon the availability of reliable authentication and grading services, authoritative information necessary to value collectibles and trading forums or venues that enable buyers and sellers of collectibles to maximize the value of their collectibles. We have therefore designed our Collecting Channel website to accommodate these concerns for collectors and auction participants.

     Our goal is to become the premier Internet collectibles site. In order to achieve this goal, we are planning steps to implement the following business strategy:

o Continue producing revenue from sales through Rotman Auction, but reducing the number of auctions held per year through Rotman Auction and increasing the amount of collectibles inventory sold on eBay in order to obtain higher profit margins by reducing the costs of producing and mailing catalogs and advertising for our own auctions. Items we sell through eBay have a much quicker turnaround time than those sold through our catalog auctions, and because the eBay sales are highly automated, the sales require less personnel to complete the sale;

o Increase the volume of our online appraisals through more effective and efficient advertising and promotions;

o Sell banner advertising by charging a fee for every thousand clicks per banner, with the fee varying depending on the placement of the banner (i.e., a banner on our site's homepage would cost more per 1000 hits than a banner placed throughout the site);

o Increase our web hosting services, charging a one time set up fee plus monthly maintenance fees, and an hourly fee for any design or feature enhancements we make;

o Impose annual fees for dealers and stores listing products on our shopping area;

o As the number of visitors to our site increases, impose monthly/annual membership fees.

         As we evolve into a membership based site, we intend to provide unlimited search capability and access to our realized price guides to our members only. While visitors will still be permitted limited use of our research center, extensive searches and comprehensive pricing data will be available only to those who pay our monthly/annual membership fees. For example, we may permit visitors to search data that covers only the past 30 days; however, if a visitor wanted to obtain further historical pricing information, he or she would have to join the site and pay the membership fee to access this data. We hope to begin charging membership fees by January 2002. We believe that our current number of unique visitors to the site represents approximately 25% of the number of visitors we will need to begin charging membership fees.

         We expect that the above approach will provide us with the ability to continue to produce revenues through our Rotman Auction operations while we begin growing our business through the Collecting Channel site. This will also provide sufficient time for our website enhancements. During this research and development period, we expect to implement an innovative marketing and sales campaign. This campaign will focus on building our advertising and sponsorship base as well as implementing a more traditional media buying strategy.

     The business strategy described above is intended to enhance our opportunities in the collectibles market. However, there are a number of factors that may impact our plans and inhibit our success. See "Risk Factors" beginning on page 5. Therefore, we have no guarantees an can provide no assurances, that our plans will be successful.

Marketing and Sales

     The success of the Collecting Channel is contingent upon the visibility it will receive on the Internet and the revenues generated by advertising and services. Successful branding of our corporate identity and services is the key to our success.

     Our marketing will be designed to position Sales Online as the premier collectibles site on the Internet. We will target both traditional collectors as well as the new generation of collectors (as previously described in "Industry Background"). We will also target dealers, licensors, licensees, distributors and others to host collectible pavilions and other e-commerce sites and storefronts.

     Marketing Internet companies is a relatively new phenomenon. Whereas earlier Internet advertising was mostly accomplished through banner advertising, the industry is now marketing websites through a combination of online advertising and more traditional media and direct mail advertisement. We are adopting this approach in our marketing campaign.

     Our advertising to date has been limited to very selective collectibles trade magazines. We believe that by advertising in a broader range of these magazines that we will be able to increase our exposure substantially. We will also need to expand our advertising arrangements with auction sites and other companies in the sports and collectibles arena. These website advertising arrangements will include mutual linking arrangements, such as other companies linking to our site and our site linking to the sites of those companies.

     Although we believe that this marketing strategy will attract more users to our site, we have no commitments that our marketing will be successful or our sales will increase. There are a number of factors that may impact our plans and inhibit our success. See "Risk Factors" beginning on page 5. Therefore, we have no guarantees an can provide no assurances, that our plans will be successful.

Revenue Sources

     Following the transaction with Internet Auction on February 25, 1999, we primarily generated revenue from sales of our purchased inventory and from fees and commissions on sales of merchandise under consignment arrangements. We charge a 15% fee for listing items on consignment. Currently, 98% of our revenues are derived from our Rotman Auction operations. Of these revenues, approximately 96% are attributable to sales of our purchased inventory and 4% are attributable to fees and commissions generated on sales of merchandise under consignment. However, we anticipate that future sources of revenue generation will include advertising revenue and service revenue, particularly through the sale of pavilion spots and referral links. Pavilion spots are company sponsorships that we will sell. These sponsorships give companies exclusive storefront rights for their collectible category. For example, if Sony were to purchase a pavilion, it would host the only area on collectingchannel.com dealing with music and music videos. In the Sony pavilion, visitors would be able to research the history of these items, the historical pricing of these collectibles, read articles and communicate with experts on authentication. Visitors would also be provided with referral links to Sony and other sites for purchase of merchandise.

     It is anticipated that referral links may also become a source of advertising income for the company. Sellers of merchandise will pay us for listing their storefronts on www.collectingchannel.com. When a site visitor requests a search for a collectible item, we will provide the visitor with a direct link to the seller's pavilion area or website, thus driving the sale. This referral link is the manner in which the seller can obtain visibility for their collectible item. In addition to pavilions and referral links, advertising revenues may also come from targeted banner advertising and general banner advertising.

     In terms of services, we currently provide web hosting and have recently added appraisal services. To date, we have generated minimal revenues from these services, but we expect that once we secure additional financing and can increase our advertising and marketing efforts, we will attract more visitors that will utilize these services on our site. As discussed in "Business Strategy," page 41 we also expect to derive revenues from membership fees charged for accessing certain aspects of the Collecting Channel and fees from stores listing merchandise in our shopping area. In addition to web hosting, we expect to increase revenues through the development and design of third party websites. We have an interactive services agreement with AOL Canada pursuant to which we handle the content and maintenance of the website www.tartans.com (AOL keyword: clans) and we are trying to capitalize on that agreement by promoting our products and services on www.tartans.com selling advertising space and company owned product.

     We also have an agreement with Krause Publications, pursuant to which Krause Publications prints Maloney's Antiques and Collectibles Resource Directory and we will receive a percentage of the sales revenues from the book sales. We own "www.MaloneysOnline.com," a clearinghouse for hard to find information that contains the searchable Internet version of the resource directory.

     Although we expect that this revenue model will generate increased revenue, if we are not successful in implementing this model, if the collectibles community is not accepting of the services we provide, if costs are higher than anticipated, or if revenues do not increase as rapidly as anticipated, we may not be able to achieve profitability. There are a number of factors that may impact our plans and inhibit our success. See "Risk Factors" beginning on page
5. Therefore, we have no guarantees and can provide no assurances, that our plans will be successful.

Competition

     The electronic commerce market is new, rapidly evolving and intensely competitive. Furthermore, we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. Our Rotman Auction operation competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include: (i) various Internet auction houses such as eBay, Amazon, ONSALE, uBID, Yahoo! Auctions, First Auction, Surplus Auction, WebAuction and Insight Auction;
(ii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping.com and Cendant Corp.; and
(iii) a variety of other companies that offer merchandise similar to that of our company but through physical auctions.

     In addition, several large companies sell specialty consumer products, including collectibles through interactive electronic media, including broadcast, cable and satellite television and, increasingly, the Internet. These companies include QVC, Home Shopping Network and Shop At Home. They generally have substantial financial resources and, while their current collectible offerings tend to be less focused than our collectible offerings, there can be no guarantee that they will not become significant competitors in the future.

     Because our collectibles portal structure is not a buyer or seller of collectibles, it is not in direct competition with existing collectible or online auction sites. The portal will not compete with either the giants or the small players in the collectibles auction and e-commerce industries; rather, we will work in collaboration with these companies. Further, because the research capacity of the new website will be able to validate the authenticity of collectible items by providing visitors with the research tools to complete transactions based on the most accurate, verified material available, we believe other sites will value its services. We will, however, compete for banner advertisements with other portals that offer shopping search engines, including MySimon.com, Yahoo! Shopping and IWon.com.

     Since the launch of the collectingexchange.com website in January of 2000 we have been building a micro-portal, which is a portal specific to a particular subject. As a micro-portal we are specific to the collecting industry. By acquiring the assets of CSEI and Discribe, we believe we have created an extremely comprehensive and informative website for collecting on the Internet and have eliminated a strong source of competition as a search engine. However, our Rotman Auction operations will still continue to face the competition discussed above. As our model evolves and revenues increase from our other services provided on the Collecting Channel, we intend to decrease our reliance on Rotman Auction for revenues. Additionally, we have reduced the number of auctions hosted by Rotman Auction, limiting them to significant dates or events, and sell more inventory on other auction sites so we are not directly competing with those companies in the industry that are utilizing our Collecting Channel services.

     There can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than us. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the our business, results of operations and financial condition.

Intellectual Property

     Our web hosting and research center software programs are proprietary. We do not have any patents for our designs or innovations and we may not be able to obtain copyright, patent or other protection for our proprietary technologies or for the processes developed by our employees. Legal standards relating to intellectual property rights in computer software are still developing and this area of the law is evolving with new technologies. Our intellectual property rights do not guarantee any competitive advantage and may not sufficiently protect us against competitors with similar technology.

     To protect our interest in our intellectual property, we also have non-disclosure agreements with our employees and we restrict access by others to our proprietary software.

     We believe that our products and other proprietary rights do not infringe on the proprietary rights of third parties. However, we are a recent entrant in the sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or other works of ours. Such an assertion may require us to enter into royalty arrangements or result in costly litigation.

     We are also dependent upon existing technology related to our operations that we license from third parties. We license our portal technology from Verity, Inc. When we acquired the assets of the Collecting Channel we were granted two perpetual licenses for the proprietary software eCMS and we acquired the source codes for the software. This technology replaced our portal technology from Verity. Therefore, we have eliminated our dependency on Verity's license for future updates. eCMS is the content management system primarily used by www.collectingchannel.com We rely on encryption and authentication technology licensed from VeriSign through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information.

     We cannot make any assurances that these third-party technology licenses will continue to be available to the company on commercially reasonable terms. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

     We also utilize free open-source technology in certain areas. Unlike proprietary software, open-source software has publicly available source code and can be copied, modified and distributed with minimal restrictions. Our principal web servers' software is Apache, a free web server software. We are using PHPShop for our e-commerce to provide highly customizable storefronts. In addition to PHPShop we develop a substantial portion of our websites with the language PHP.

Research and Development

     Over the past 18 months we invested approximately $350,000 into the Collecting Exchange web site for design, graphics, labor and various software components. We licensed Shopzone, an e-commerce software system, for $30,000 that will allow our merchant customers to create and manage their own storefront on the web. An additional $10,000 was paid to Breakthrough for the source code. We spent $200,000 to design and install a highly scalable, reliable and secure network/communications infrastructure to sustain our anticipated web traffic going forward. Other labor and consulting fees amounted to $250,000 for system security and integrity.

Employees

     We currently employ 18 full-time personnel. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Government Regulation

     We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Our  financial  statements  and notes  thereto  included  elsewhere in this
prospectus   contain  detailed   information  that  should  be  referred  to  in
conjunction with the following discussion.

OVERVIEW

     Our primary business, based on our revenues, is the purchase and sale of collectibles and memorabilia. We operate an online auction site that provides a full range of services to sellers and buyers, and maintain multiple collectibles portals, offering integrated information and services to the collectibles community. The collectibles industry includes every person that collects items having either economic or sentimental value, such as antiques, sports and entertainment memorabilia, stamps, coins, figurines, dolls, collector plates, plush and die cast toys, cottage/village reproductions and other decorative or limited edition items that are intended for collecting and other memorabilia. A portal is an Internet website that enables visitors to search for, and visit, other related sites, access related services, and obtain relevant data. Over the past two years, we have been working on the development and technology of building portals. Our main focus was portal development in our own industry of collectibles; to that end, we acquired assets from ChannelSpace Entertainment, Inc. ("CSEI") that include www.CollectingChannel.com. We plan to converge our multiple sites into one integrated site in 2001. We also plan to build other portals, some that will charge fees to access their services, and others to leverage company-owned technology and websites.

QUARTER ENDED JUNE 30, 2001

Results of Operations for Three Months Ended June 30, 2001

     The following discussion compares our results of operations for the three months ended June 30, 2001 with those for the three months ended June 30, 2000. Our financial statements and notes thereto included elsewhere in this report contain detailed information that should be referred to in conjunction with the following discussion.

     Revenue. For the three months ended June 30, 2001, revenue was $189,700, 97% of which is attributable to sales of our own product and fees from buyers and sellers through the Rotman Auction operations. Gross sales of our own product were approximately $160,800; gross sales on items on consignment were approximately $15,900, of which we received approximately $2,400 as fees for listing the merchandise. Sales of our own product represented 79%, and sales of consignment merchandise represented 8%, of gross sales, but, because we only receive a fee for sales on consignment sales, sales of our own product represented 85%, and sales on consignment represented 1%, of our revenue. Web hosting and advertising fees were approximately $26,500.

     Our 2001 second quarter revenues represent an increase of $46,300 from the three-month period ended June 30, 2000, in which revenue was approximately $144,000. For the three month period ended June 30, 2000, sales of our own product were approximately $100,900 and sales of items on consignment were approximately $227,100, of which we received approximately $34,000 as fees. For that quarter, sales of our own product represented 31%, and sales of consignment merchandise represented 69%, of gross sales, but, because we only receive a fee for sales on consignment sales, sales of our own product represented 75% and sales on consignment represented 25% of our revenue. There were no web hosting or advertising revenues during the quarter ended June 30, 2000.

     The reason for the increase in revenues was a combination of higher sales of company owned product of approximately $60,000 from the same period in 2000 and an increase of $26,500 in web hosting and advertising revenues, offset by lower sales of consignment goods which decreased revenues by $31,700.

We had more quality items available for sale. Gross profit from company owned product sales for the three months ended June 30, 2001 was $93,900, representing an increase of $156,600 from the comparable quarter in 2000, in which gross profit (loss) from company owned product sales was $(62,700). Gross margin percentages on company owned product were substantially higher primarily because of higher quality product and more selective purchasing.

     Operating Expenses. Total operating expenses for the three months ended June 30, 2001 were approximately $955,800, compared to $883,800 for the corresponding period in 2000. Selling, general and administrative ("SG&A") expenses for the three months ended June 30, 2001 were approximately $750,000, compared to $736,300 for the three months ended June 30, 2000. Administrative and non-technical payroll related costs increased by approximately $32,900 over the quarter ended June 30, 2000. Depreciation and amortization increased by approximately $249,700 due to intangible and tangible assets acquired principally with the transaction with CSEI. Professional fees decreased by $153,700, primarily attributable to a decrease in costs associated with our ongoing litigation. Marketing and advertising costs decreased by approximately $28,100 from the three months ended June 30, 2000. Marketing expenses were primarily attributable to print and online marketing and advertising programs designed to create brand awareness for our online sites. We decreased our marketing expenses in an effort to conserve cash. We plan to seek additional financing that will enable us to increase our marketing and advertising activities to attract more visitors to our websites.

     Costs associated with planning, maintaining and operating our websites for the three months ended June 30, 2001 increased approximately $58,400 from the corresponding period in 2000. This increase is due primarily to increases in payroll and related costs of approximately $99,400, professional fees of approximately $22,200 and depreciation of $15,200, offset by a decrease in computer expenses of $58,400.

     Interest Expense. For the quarter ended June 30, 2001, we incurred interest charges of approximately $146,000 associated with the issuance of a $3,000,000 convertible note and warrants, and the loan payable to Augustine Fund, L.P., compared to interest charges of $147,500 for the corresponding period in 2000.

     Net Loss. We realized a net loss for the three months ended June 30, 2001 of approximately $979,000, or ($.02) per share, as compared to a loss of $1,043,000, or ($.02) per share, for the three months June 30, 2000.

     Inflation. We believe that inflation has not had a material effect on its results of operations.

Results of Operations for Six Months Ended June 30, 2001

     The following discussion compares our results of operations for the six months ended June 30, 2001, with those for the six months ended June 30, 2000. Our financial statements and notes thereto included elsewhere in this report contain detailed information that should be referred to in conjunction with the following discussion.

     Revenue. For the six months ended June 30, 2001, revenue was $576,600, 91% of which is attributable to sales of our own product and fees from buyers and sellers through the Rotman Auction operations. Gross sales of our own product were approximately $510,100; gross sales on items on consignment were approximately $96,600, of which we received approximately $14,500 as fees for listing the merchandise. Sales of our own product represented 77%, and sales of consignment merchandise represented 15%, of gross sales, but, because we only receive a fee for sales on consignment sales, sales of our own product represented 88%, and sales on consignment represented 3%, of our revenue. Web hosting and advertising fee revenues were approximately $52,000.

     Our revenues for the six months ending June 30, 2001 represent an increase of $30,000 from the six-month period ended June 30, 2000, in which revenue was approximately $546,100. For the six month period ended June 30, 2000, sales of our own product were approximately $496,600 and sales of items on consignment were approximately $273,700, of which we received approximately $41,100 as fees.

For that period, sales of our own product represented 64%, and sales of consignment merchandise represented 36%, of gross sales, but, because we only receive a fee for sales on consignment sales, sales of our own product represented 92% and sales on consignment represented 8% of our revenue. There were no web hosting or advertising revenues during the six months ended June 30, 2000.

     The reason for the increase in revenues was a combination of higher sales of company owned product of $13,500 from the same period in 2000 and an increase of approximately $52,000 in web hosting and advertising revenues, offset by lower sales of consignment goods which decreased revenue by approximately $26,600. We had a higher number of quality items available for sale. Gross profit from company owned product sales for the six months ended June 30, 2001 was $280,900, representing an increase of $136,800 from the comparable period in 2000, in which gross profit from company owned product sales was $144,100. Gross margin percentages on company owned product were substantially higher primarily because of higher quality product and more selective purchasing.

     Operating Expenses. Total operating expenses for the six months ended June 30, 2001 were approximately $2,085,900, compared to $1,570,700 for the corresponding period in 2000. SG&A expenses for the six months ended June 30, 2001 were approximately $1,709,500, compared to $1,222,800 for the six months ended June 30, 2000. The increase in SG&A costs includes an increase in professional fees of $63,820, which are primarily attributable to our ongoing litigation. Administrative and non-technical payroll related costs increased by approximately $75,200 over the six month period ended June 30, 2000. Depreciation and amortization increased by approximately $535,700 due to intangible and tangible assets acquired principally in the transaction with CSEI. Marketing and advertising costs decreased by approximately $86,100 from the six months ended June 30, 2000. Marketing expenses were primarily attributable to print and online marketing and advertising programs designed to create brand awareness for our online sites. We decreased our marketing expenses in an effort to conserve cash. We plan to seek additional financing that will enable us to increase our marketing and advertising activities to attract more visitors to our websites.

     Costs associated with planning, maintaining and operating our websites for the six months ended June 30, 2001 increased approximately $28,400 from the corresponding period in 2000. This increase is due primarily to increase in payroll and related costs of approximately $174,700 and depreciation of $28,400, offset by decreases of $79,000 in computer fees, $38,400 in consulting fees, and $35,000 in professional fees.

     Interest Expense. For the six months ended June 30, 2001, we incurred interest charges of approximately $293,800 associated with the issuance of a $3,000,000 convertible note and warrants, and the loan payable to Augustine Fund, L.P., compared to interest charges of $1,162,400 for the corresponding period in 2000.

     Net Loss. We realized a net loss for the six months ended June 30, 2001 of approximately $2,030,000, or ($.04) per share, as compared to a loss of $2,519,700, or ($.05) per share, for the six months ended June 30, 2000.

     Inflation. We believe that inflation has not had a material effect on its results of operations.

YEAR ENDED DECEMBER 31, 2000

Results of Operations

     The following discussion compares our results of operations for the year ended December 31, 2000, with those for the year ended December 31, 1999.

     Revenue. For the year ended December 31, 2000 revenue was approximately $1,298,000, 98% of which is attributable to sales of our own product and fees from buyers and sellers through the Rotman Auction operations. Gross sales of our own product were approximately $1,211,000; gross sales of items on consignment totaled approximately $576,000, of which we received $86,000 as fees for listing the merchandise. Sales of our own product represented 68%, and sales of consignment merchandise represented 32%, of gross sales, but, because we only receive a fee for sales on consignment, sales of our own product represented 93% and sales on consignment represented 7% of our revenue.

     Our 2000 revenues reflect an increase of approximately $295,000, or 29%, from the year ended December 31, 1999 in which revenue was $1,003,000. For the year ended December 31, 1999, sales of our own product were approximately $890,000 and sales of items on consignment were approximately $754,000, of which we received approximately $113,000 as fees. For that year, sales of our own product represented 54% and sales of consignment merchandise represented 46% of all sales, but sales of our own product represented 89% and sales on consignment represented 11% of our revenue.

     The primary reason for the increase in revenues is that we are focused on selling higher end, more expensive auction lots at a quicker turnover rate. More of our sales now consist of product owned by our company rather than consignment sales. Gross loss from company owned product sales for the year ended December 31, 2000 was ($177,000), which represents a decrease of $361,000 from the year ended December 31, 1999. In addition, we generated commissions on consignment sales of $86,000, resulting in a total gross loss of ($91,000), compared to $113,000 in commissions on consignment sales and a gross profit of $297,000 for the year ended December 31, 1999. The decrease in gross profit is a result of our attempt to achieve a higher turnover of our inventory by selling more products in bulk as well as a write down or inventory of $200,000 due to excess quantities and changes in market conditions.

     While we plan to continue to enhance our web properties, we will do so gradually over time so that we minimize the need for capital investment. Until the Collecting Channel and our other web sites become revenue generating, our revenues will continue to be derived almost entirely from Rotman Auction, particularly sales of our own product. In the future, it is likely that we will continue to focus more of our resources on our Rotman Auction.

     Operating Expenses. Operating expenses during the year ended December 31, 2000 were $3,849,000 compared to $2,460,000 for the year ended December 31, 1999. The increase in operating expenses includes an increase in professional fees of $633,000, which is primarily attributable to our ongoing litigation. Marketing and advertising costs decreased by approximately $122,000 from the year ended December 31, 1999. Marketing expenses were primarily attributable to print and online marketing and advertising programs designed to create brand awareness for our online sites. We decreased our marketing expenses in an effort to conserve cash. We plan to seek additional financing that will enable us to increase our marketing and advertising activities to attract more visitors to our websites. See "Working Capital and Liquidity." Costs associated with planning, maintaining, and operating our web sites increased $133,000, principally in payroll costs. This increase includes an increase in option compensation of $46,000, as the year ended December 31, 2000 contained a full year for this expense compared to a partial year in 1999. Also, in the last fiscal year, we incurred significant expenses relating to closing of our Maryland office and moving of our Internet infrastructure to Massachusetts in June 2000 including $146,000 in connection with the termination of the lease for the Maryland office. In addition, we made significant investments in product development in the amount of approximately $40,000 that we believe are required to be competitive and handle increased growth. These expenses included an advanced internal order processing system, called SBT, for expediting orders and reducing labor costs. We also invested substantial time in evaluating an open source storefront system, PHPShop, for third party hosting. This has enabled us to reduce labor and provide a better system to our customers.

     Administrative and non-technical payroll and related costs increased by $129,000 over the year ended December 31, 1999. Depreciation and amortization increased by $431,000 due to intangible and tangible assets acquired principally in the transaction with CSEI and the fact that in 1999 the Company acquired $664,000 of fixed assets on which there was only a partial year of depreciation, compared with a full year of depreciation on these assets for the year ended
December 31, 2000. Travel and entertainment expenses increased by $110,000 due to the travel involved in (i) the litigation against Marc Stengel in Maryland and (ii) the transaction with CSEI.

     Interest expense. For the year ended December 31, 2000 we incurred interest charges associated with the issuance of a $3,000,000 convertible note and warrants in the amount of $1,597,000, while no such charges were incurred in the year ended December 31, 1999. See "Working Capital and Liquidity" below.

     Net Loss. We realized a loss for the year ended December 31, 2000 of $5,493,000, or ($.11) per share (which includes an interest expense of $1,597,000 in connection with the sale of the $3,000,000 convertible note and related warrants), compared to $2,183,000, or ($.05) per share for the twelve months ended December 31, 1999.

     Inflation. We believe that inflation has not had a material effect of its results of operations.

Acquired Assets

     At December 31, 2000, total assets of the company were $6,494,000 compared to $1,666,000 at December 31, 1999 The increase was primarily due to the acquisition of the CSEI assets. The assets acquired consist principally of software licenses, a video library, a library of articles, a user list, Domain names, furniture, and fixtures and equipment. These assets are carried in
"Property  and  equipment"  and "Other  intangible  assets" in the  accompanying financial statements at values determined by an independent valuation. Management believes that the main components of the acquisition that will help generate revenues in the future are the web properties (www.collectingchannel.com, www.tartans.com (AOL keyword 'clan'), www.maloneysonline.com) and the Maloney's book. Most significantly, management places significant value in the licenses to the electronic content management software (ECMS) and source-code the company acquired.

WORKING CAPITAL AND LIQUIDITY

     Cash and cash equivalents were $32,000 at June 30, 2001, compared to $1,467,200 at June 30, 2000. The strong cash position on June 30, 2000 was attributable to the fact that we had just obtained the proceeds of the convertible note discussed below. Cash and cash equivalents were approximately $103,000 at December 31, 2000, compared to $221,200 at December 31, 1999.

     On March 23, 2000 we entered into a Securities Purchase Agreement (the "Agreement"), whereby the Company sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer"). The note is convertible into common stock at a conversion price equal to the lesser of:
(1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. Had the Buyer converted the note on March 23, 2000, the Buyer would have received $4,000,000 in aggregate value of our common stock upon conversion. Because the debt was convertible at the date of issuance, the intrinsic value of the beneficial conversion feature of $1,000,000 has been charged to interest expense with an offsetting increase in additional paid in capital during the thee months ended March 31, 2000.

     In connection with the Agreement, we also issued warrants to the Buyer and Delano Group Securities to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is $2.70, one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005.

          In addition, we entered into a Registration Rights Agreement ("Registration Agreement"), whereby we agreed to file a Registration Statement with the Securities and Exchange Commission (SEC) on or before October 25, 2000, covering the common stock to be issued upon the conversion of the convertible note and the stock purchase warrants. Because the Registration Statement was not declared effective by the SEC by December 15, 2000, the applicable conversion percentage decreased to fifty percent (50%) of the average market value of the common stock. The Registration Agreement was modified most recently on August 30, 2001, and contains a provision that extended the reduced coversion percentage of 73% until September 30, 2001. The modified Registration Agreement also contains provisions that decrease the conversion percentage to fifty percent (50%) if the Registration Statement is not declared effective by the SEC on or before September 30, 2001 and provides for cash penalties, as liquidating damages, equal to two percent (2%) for each thirty day period beyond that date. Finally, as consideration for the January 1, 2001 modifications, we agreed to grant a security interest in all of our assets as security for our obligations under the Agreement.

          Our independent auditors have issued a going concern opinion on our financial statements. Although we have begun to receive revenue from advertising sales and have reduced costs by (i) eliminating personnel and expenses related to the auctions, (ii) closing the Maryland office, and (iii) eliminating the salary that was paid to Mr. Stengel, management believes that presently we do not have sufficient cash to fund operations for the next 10 months. Based on our current cash position, we currently need an infusion of $700,000 of additional capital to fund our anticipated marketing costs and operating expenses over the next 10 months. We have secured a commitment for additional financing from the holder of the convertible note to fund our operations for the next 10 months of approximately $751,000, pending negotiation and execution of final documents. The parties orally agreed that the funds would be loaned on an as needed basis, and would accrue at a interest rate of 8%, to be paid quarterly. Although the terms of the financing have not been determined yet, it is anticipated that the financing will be in the form of a convertible note on terms similar to the existing 8% convertible note, with registration rights. To the extent the financing is in the form of convertible equity with a conversion price linked to a percentage discount to the market price of our common stock at the time of conversion, our shareholders will experience substantial dilution upon such conversion. While management believes that these documents will be executed in the near future, there can be no assurances that the financing will be concluded on reasonably acceptable terms. The holder of our convertible note has advanced us funds in the amount of $440,750 to sustain our operations and pay some of our debts. These funds should last us through December 31, 2001. If the financing is not completed by then, management will be required to find alternative sources of capital to support our operations. Although we can offer no assurances, in the long term, we believe that if we are successful in concluding the litigation, having our Augustine registration statement declared effective by the SEC, and obtaining our needed capital, we are likely to be profitable by the end of the first quarter 2002 as a result of our efforts in greatly decreasing expenses and increasing product and advertising sales. We do not expect to incur the same level of litigation costs in the long term that we have sustained in the past year because of the substantial discovery and hearings conducted through December 2000. However, our ability to become profitable may be adversely affected as a result of a number of factors that could thwart our efforts. These factors include our inability to successfully implement our business and revenue model described in this document; the collectibles community not accepting the services we offer; higher costs than anticipated; our inability to sell our products and services to a sufficient number of customers; our failure to attract sufficient interest in and traffic to our sites; our inability to complete development of our sites in the manner described in this document; the failure of our operating systems; and our inability to increase our revenues as rapidly as anticipated. For a more complete listing and description of factors that will affect our ability to become profitable, see "Risk Factors" beginning on page 5. If we are not profitable, we will not be able to continue our business operations.


                             DESCRIPTION OF PROPERTY

     Our corporate headquarters are presently located at 4 Brussels Street, Worcester, Massachusetts 01610. We pay rent on the Brussels Street, Worcester location in the amount of approximately $2,500 per month on a tenant-at-will basis. In July, 1999, we leased second office located at 100 Painters Mill Road in Owings Mills, Maryland 21117 under a five year lease with a monthly rent of $7,494.67. In June 2000, we moved the operations in the Maryland office to our corporate headquarters in Worcester, Massachusetts. In December 2000, we vacated the premises and since that time have attempted to release that space. On February 14, 2001, we received notice that we would be evicted on February 23, 2001 for non-payment of rent and that we may be liable to the extent any subsequent lease fails to provide a rental equal to the rent payable under our lease. We have recorded a potential liability of $100,000 in connection with any future charges associated with the lease.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock, par value $.001 per share, began trading on August 11, 1995 and is presently traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol, "PAID".

     The following table sets forth the high and low bid prices for our common stock as reported by OTCBB for the ten quarters ended June 30, 2001. The quotations from the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

     2001                                      High               Low
                                               ----               ---
     Quarter ended March 31, 2001                 5/8               1/8
     Quarter ended June 30, 2001                 3/16              1/32


     2000                                      High               Low
                                               ----               ---
     Quarter ended March 31, 2000              2 9/16             17/32
     Quarter ended June 30, 2000               2 7/32             21/32
     Quarter ended September 30, 2000           23/32              5/16
     Quarter ended December 31, 2000            33/64              7/32

     1999                                      High               Low
                                               ----               ---
     Quarter ended March 31, 1999               2 1/2               1/4
     Quarter ended June 30, 1999               8 3/16            1 1/16
     Quarter ended September 30, 1999          3 1/16            1 3/16
     Quarter ended December 31, 1999            1 3/8             13/32


     As of August 29, 2001, there were approximately 185 holders of record of our common stock.

     We have not previously paid cash dividends on our common stock, and intend to utilize current resources to expand the business; thus, it is not anticipated that cash dividends will be paid on our common stock in the foreseeable future

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     On February 15, 1999, our former Board of Directors approved the appointment of Stephen P. Higgins, C.P.A. ("Higgins") as Sales Online's independent certified public accountants to provide accounting and auditing services for Sales Online for the year ended December 31, 1998 and also approved the dismissal of Guest & Company as Sales Online's independent auditors.

         Guest & Company's report on the annual financial statements of Sales Online for the prior fiscal years ending December 31, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the years ended December 31, 1997 and 1996 and for the subsequent interim period preceding the dismissal of Guest & Company, there were no disagreements between the Sales Online and Guest & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Guest & Company, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the annual financial statements of Sales Online.

     On March 28, 2000, our Board of Directors formally approved the termination of the accounting services provided by Stephen P. Higgins, C.P.A., as the Sales Online's independent auditors. We had previously, on March 24, 2000, engaged Wolf & Company, P.C. as Sales Online's independent certified accountants to provide accounting and auditing services for the year ended December 31, 1999.

     Higgins' report on the annual financial statements of Sales Online for the prior fiscal year ending December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the year ended December 31, 1998 and for the subsequent interim period preceding the dismissal of Higgins, there were no disagreements between Sales Online and Higgins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Higgins, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the annual financial statements of Sales Online.


                                  LEGAL MATTERS

     Certain legal matters will be passed upon for us by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland.


                                     EXPERTS


     Wolf & Company, PC, independent certified public accountants, have audited our financial statements as of December 31, 2000 and for each of the years in the two-year period ended December 31, 2000, as set forth in their report. We've included our financial statements in this prospectus in reliance upon Wolf & Company, PC's report, upon the authority of said firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information on file can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:\\www.sec.gov.

         We have filed a registration statement with the SEC on Form SB-2 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, omits some information contained in the registration statement and the exhibits to the registration statement on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC under the Securities Act. For further information with respect to us and the common stock, reference is made to the registration statement. We will describe the material provisions of any contract or other document referred to in this document.

                              FINANCIAL STATEMENTS
                          INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS

Independent Auditors' Report.................................................F-2

Balance Sheet at December 31, 2000 and 1999..................................F-3

Statements of Operations -
Years ended December 31, 2000 and 1999.......................................F-4

Statements of Changes in Stockholders' Equity -
Years ended December 31, 2000 and 1999.......................................F-5

Statements of Cash Flows -
Years ended December 31, 2000 and 1999...................................F-6-F-7

Notes to Financial Statements
Years ended December 31, 2000 and 1999..................................F-8-F-23

INTERIM FINANCIAL STATEMENTS

Interim Balance Sheets -
June 30, 2001 and December 31, 2000 (unaudited).............................F-24

Interim Statements of Operations--
Six months ended June 30, 2001 and
2000 (unaudited)............................................................F-25

Interim Statements of Cash Flows -
Six months ended June 30, 2001 and 2000 (unaudited).........................F-26

Interim Statement of Changes in Stockholders' Equity -
Six months ended June 30, 2001 (unaudited)..................................F-27

Notes to Interim Financial Statements
Six months ended June 30, 2001 and 2000................................F-28-F-35

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Sales OnLine Direct, Inc.
Worcester, Massachusetts


We have audited the accompanying balance sheets of Sales OnLine Direct, Inc. as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for years in then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with audit standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sales OnLine Direct, Inc. as of December 31, 2000 and 1999 and the results of their operations and their cash flows for years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and a working capital deficiency at December 31, 2000. These circumstances raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/Wolf & Company, P.C.


May 7, 2001
Boston, Massachusetts


                            SALES ONLINE DIRECT, INC
                                  BALANCE SHEET
                                  DECEMBER 31,


                                                                                2000               1999
                                                                                ----               ----
                                                    Assets

Current assets:
   Cash and cash equivalents                                               $   102,534          $  221,213
   Accounts receivable                                                              --              48,682
   Marketable securities                                                        17,196                  --
   Inventory                                                                   385,973             629,729
   Prepaid expenses                                                            125,975              72,992
   Other current assets                                                         18,089              11,236
                                                                           -----------          ---------

      Total current assets                                                     649,767             983,852

Property and equipment, net                                                  1,490,247             613,365
Goodwill                                                                        26,797              49,765
Other intangible assets                                                      4,162,211              18,667
Debt financing costs, net                                                      165,000                  --
                                                                           -----------          ----------
        Total assets                                                       $ 6,494,022          $1,665,649
                                                                           ===========          ==========

                                     Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                        $   137,277          $  348,504
   Accrued expenses                                                          1,003,564              81,483
                                                                           -----------          ----------

      Total current liabilities                                              1,140,841             429,987
                                                                           -----------          ----------

Convertible Debt                                                             2,737,196                  --

Commitments and Contingencies                                                       --                  --

Temporary equity (200,000 shares of common stock, $.001 par value)             237,500                  --

Stockholders' equity:
   Common stock, $.001 par value, 100,000,000 shares
      authorized; 54,763,281 and 46,711,140 shares issued and                   54,763              46,711
      outstanding at December 31, 2000 and 1999, respectively
   Additional paid-in capital                                               10,448,176           4,010,033
   Accumulated deficit                                                      (7,700,307)         (2,207,171)
   Unearned compensation                                                      (424,147)           (613,911)
                                                                           -----------         -----------
      Total stockholders' equity                                             2,378,485           1,235,662
                                                                           -----------         -----------

        Total liabilities and stockholders' equity                         $ 6,494,022         $ 1,665,649
                                                                           ===========         ===========

                                See accompanying notes to financial statements


                                          SALES ONLINE DIRECT, INC.
                                          STATEMENTS OF OPERATIONS
                                          YEARS ENDED DECEMBER 31,

                                                                                       2000                1999
                                                                                       ----                ----

Revenues                                                                          $  1,297,595        $ 1,003,200

Cost of revenues                                                                     1,388,455            706,488
                                                                                  ------------        -----------

          Gross profit (loss)                                                          (90,860)           296,712

Operating expenses

   Selling, general and administrative expenses                                      3,064,024          1,807,958
   Website development costs                                                           785,406            651,785
                                                                                   -----------        -----------

          Total operating expenses                                                   3,849,430          2,459,743
                                                                                   -----------        -----------

          Loss from operations                                                      (3,940,290)        (2,163,031)

Other income (expense)
   Interest expense                                                                 (1,597,045)                --
   Other income                                                                         43,232             92,701
   Unrealized loss on marketable securities                                            (40,132)
   Gain (loss) on sale of securities                                                    41,099           (112,710)
                                                                                   -----------         ----------

          Total other expense                                                       (1,552,846)           (20,009)
                                                                                   -----------         ----------

          Loss before income taxes                                                  (5,493,136)        (2,183,040)

Provision for taxes on income                                                               --                 --
                                                                                   -----------         ----------

           Net loss                                                               $ (5,493,136)       $(2,183,040)
                                                                                  ============        ===========

Loss per share (Basic)                                                            $      (0.11)       $     (0.05)
                                                                                  ============        ===========
Weighted average shares                                                             48,117,453         45,277,812
                                                                                  ============        ===========

                 See accompanying notes to financial statements



                            SALES ONLINE DIRECT, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999
                                  Common Stock
                                -----------------
                                                                    Additional                   Stock
                                                                     Paid-in     Accumulated  Subscriptions    Unearned
                                             Shares     Amount       Capital       Deficit     Receivable    Compensation    Total
                                             ------     ------       -------       -------     ----------    ------------    -----

Balance, January 1, 1999                   37,368,912     $37,369           -    $   (24,131)   $ (1,000)            -   $   12,238

Collection of stock subscriptions
    receivable                                      -           -           -              -       1,000             -        1,000

Contribution of assets of World
    Wide Collectors Digest                          -           -      33,229              -           -             -       33,229

Contribution of collectibles
    Inventories                                     -           -     769,764              -           -             -      769,764

Acquisition of Securities Resolution
    Advisors, Inc.                          9,342,228       9,342      (8,854)             -           -             -          488

Proceeds from assignment of options                 -           -   2,450,000              -           -             -    2,450,000

Compensatory stock options granted                  -           -     757,848              -           -      (757,848)           -

Amortization of stock-based
    compensation                                    -           -           -              -           -       143,937      143,937

Issuance of stock options to consultant
    for services                                    -           -       8,046              -           -             -        8,046

Net loss                                            -           -           -     (2,183,040)          -             -   (2,183,040)
                                            ---------     -------     --------     ----------    --------    ----------  -----------
Balance, December 31, 1999                 46,711,140     $46,711   $4,010,033   $(2,207,171)   $      -   $  (613,911)  $1,235,662

Acquisition of assets of
    ChannelSpace Entertainment, Inc.        7,530,000      7,530    4,641,466              -           -             -    4,648,996

Common stock issued in connection
with call option agreement                    110,000        110        (110)              -           -             -            -

Issuance of common stock to
    consultant for services                    35,000         35      44,800               -           -             -       44,835

Common stock issued in payment of
interest on convertible debt                  377,141        377      125,211              -           -             -      125,588

Proceeds from assignment of options                 -          -       87,188              -           -             -       87,188

Beneficial conversion discount-                     -          -    1,109,588              -           -             -    1,109,588

Issuance of warrant                                 -          -      430,000              -           -             -      430,000

Amortization of stock-based compensation            -          -            -              -           -       189,764      189,764

Net loss                                            -          -            -     (5,493,136)          -             -   (5,493,136)
                                           -----------   -------  -----------   ------------      ------     ---------   ----------
Balance, December 31, 2000                 54,763,281    $54,763  $10,448,176    $(7,700,307)     $    -    $ (424,147)  $2,378,485
                                           ==========    =======  ===========   ============      ======     =========   ==========


                 See accompanying notes to financial statements




                            SALES ONLINE DIRECT, INC
                             STATEMENT OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,
                                                                             2000                 1999
                                                                             ----                 ----
Operating activities:
   Net (loss)                                                             $(5,493,136)         $(2,183,040)
      Adjustments to reconcile net loss to net
        cash used in operating activities
           Depreciation and amortization                                      524,499               92,667
           Amortization of unearned compensation                              189,764              143,937
           Amortization of debt discount                                      167,196                    -
           Beneficial conversion feature                                    1,109,588                    -
           Stock issued in payment of interest                                125,588                    -
           Stock options issued for compensation                               44,835                8,046
           Net gain on marketable securities                                     (967)             112,710
           Loss on abandonment of leasehold improvements                       46,745
           Changes in assets and liabilities:
              Accounts receivable                                              48,682              (36,841)
              Inventory                                                       243,756              171,489
              Accounts payable                                               (211,227)             218,144
              Accrued expenses                                                622,081               76,483
              Income taxes payable                                                  -               (2,160)
              Other, net                                                      (59,836)             (95,358)
                                                                           ----------           ----------
                  Net cash used in operating activities                    (2,642,432)          (1,493,923)

Investing activities:
   Purchase of securities                                                    (401,203)          (3,247,091)
   Proceeds from sale of securities                                           384,974            3,134,381
   Acquisition of other intangible asset                                      (50,000)                   -
   Cash received from Rotman Auction, Inc. acquisition                              -                9,864
   Cash received from Securities Resolution Advisors, Inc. acquisition              -                  488
   Property and equipment additions                                          (227,206)            (633,506)
                                                                            ---------            ---------
                  Net cash used in investing activities                      (293,435)            (735,864)
                                                                            ---------            ---------
Financing activities:
   Proceeds from assignment of common stock call options                       87,188            2,450,000
   Net proceeds from convertible debt                                       2,300,000                    -
   Proceeds from sale of warrants                                             430,000                    -
   Proceeds from stock subscriptions                                                -                1,000
                                                                            ---------            ---------

                  Net cash provided by financing activities                 2,817,188            2,451,000
                                                                            ---------            ---------

Net increase (decrease)  in cash and equivalents                             (118,679)             221,213
Cash and equivalents, beginning                                               221,213                    -
                                                                          -----------          -----------
Cash and equivalents, ending                                              $   102,534          $   221,213
                                                                          ===========          ===========


                 See accompanying notes to financial statements


                            SALES ONLINE DIRECT, INC
                      STATEMENTS OF CASH FLOWS (continued)
                             YEARS ENDED DECEMBER 31

               SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                                 2000        1999
                                                                                 ----        ----

Cash paid during the period for:
   Income taxes                                                               $       -      $    2,432
                                                                              =========      ==========

   Interest                                                                   $       -      $        -
                                                                              =========      ==========
      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Contributions of inventories                                                  $       -      $  769,764
                                                                              =========      ==========
Contribution of the net assets of World Wide Collectors Digest, Inc. were recorded at their fair values as follows:
      Due from shareholder                                                    $       -      $   2,737
      Other current assets                                                            -          1,000
      Property and equipment                                                          -         29,877
      Liabilities assumed                                                             -           (385)
      Additional paid-in capital                                                      -         33,229

Merger of Rotman Auction, Inc. accounted for utilizing the purchase method of accounting.  The assets were recorded at their fair values as follows:
      Cash received in the transaction                                                -          9,864
      Accounts receivable                                                             -         11,841
      Inventory                                                                       -         31,454
      Due from affiliate                                                              -         10,919
      Other current assets                                                            -          7,115
      Property and equipment                                                          -          1,697
      Due to shareholder                                                              -        (11,820)
      Other liabilities assumed                                                       -       (129,975)
      Goodwill                                                                        -         68,905


Acquisition of Internet Collectible Awards for stock
   Recorded as other intangible asset                                      $    237,500
Acquisition of certain assets of ChannelSpace Entertainment, Inc.
           Property and equipment                                          $    906,890
           Other intangible assets                                         $  4,042,106
           Accrued expenses recorded                                       $   (300,000)

                 See accompanying notes to financial statements



                            SALES ONLINE DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



Note 1. Organization

On February 25, 1999, Securities Resolution Advisors, Inc. ("SRAD") purchased all of the outstanding common stock of Internet Auction, Inc. ("Internet Auction"). The acquisition was made pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated January 31, 1999 between SRAD and the principal shareholders ("IA Shareholders") of Internet Auction. Pursuant to the Agreement, SRAD acquired the business and all of the issued and outstanding shares of the capital stock of Internet Auction in exchange for the issuance to the IA Shareholders of an aggregate of 37,368,912 shares, representing approximately 80%, of SRAD's issued and outstanding common stock, and SRAD's principal business became the business of Internet Auction. In accordance with the Agreement, after the transaction described above, the IA Shareholders were appointed to SRAD's Board of Directors and became officers of SRAD. The previously serving directors resigned from the Board. SRAD subsequently changed its name to Sales OnLine Direct, Inc. (the "Company").

For accounting purposes, the transaction described above is considered, in substance, a capital transaction rather than a business combination. It is equivalent to the issuance of common stock by Internet Auction for the net assets of the Company, accompanied by a recapitalization. This accounting treatment is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible asset had been recorded. Accordingly, the accompanying financial statements reflect the acquisition by Internet Auction of the net assets of the Company and the recapitalization of Internet Auction's common stock based on the exchange ratio in the Agreement.

On March 7, 2000, the Company acquired Internet Collectible Awards ("ICA") (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles Web sites in a variety of categories. As consideration for the acquisition, the Company recorded accounts payable of $50,000 and issued 200,000 shares of the Company's common stock valued at $237,500 (based on the Company's stock price at the date of acquisition). The value of these shares is included in temporary equity due to the litigation discussed below. The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price, $287,500, over the fair value of the assets acquired, a web site, has been allocated to other intangible assets. As indicated in Note 12, the Company is involved in litigation. Subsequent to this acquisition management obtained information that caused it to believe, unbeknownst to the Company, the beneficial owner of ICA was an officer and director and significant shareholder of the Company at the time of the acquisition. Upon resolution of the litigation, any necessary accounting adjustments will be made.

On November 8, 2000, the Company acquired certain assets of ChannelSpace Entertainment, Inc., a Virginia corporation (CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites. The consideration  paid  by the  Company  for  the  acquired  assets  was  7,530,000 unregistered shares of the Company's common stock valued at $4,648,996 and $300,000 worth of the Company's common stock to be registered, 711,136 shares based upon the average closing bid price of the stock on the five trading days prior to February 6, 2001, the date of filing the registration statement. Included in accrued expenses at December 31, 2000 is $300,000 related to this transaction. The assets acquired - consisting principally of software licenses, a video library, a library of articles, a user list, Domain names, furniture, fixtures and equipment, had an estimated fair value of approximately $4,974,000. The fair values of the individual assets acquired, and the consideration paid, have been determined by independent appraisal. The excess of the fair value of the assets acquired over the purchase price, approximately $25,000, has been allocated pro-rata to the intangible assets acquired.

                            SALES ONLINE DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



Note 2. Management's Plans

The Company has incurred significant losses for the last two years and has a limited operating history. For the years ended December 31, 2000 and 1999 the Company reported losses of $5,493,136 and $2,183,040, respectively. In addition, at December 31, 2000, the Company had negative working capital of $491,074.

To date we have met our cash needs from the proceeds of the convertible debt and related warrants and the assignment of call options discussed in Note 7.

The Company has increased revenue from auctions and reduced costs by (i) eliminating personnel and expenses related to the auctions, (ii) eliminated our expenses associated with the operations of the Maryland office, and (iii) eliminated the salary that was paid to a former officer.

Management is currently in discussions with the holder of the convertible debt to obtain additional financing to fund operations for the next 12 months with approximately $1,500,000 upon the effectiveness of the Augustine registration statement. While management believes that these discussions will result in the proposed financings, there can be no assurances that they will be concluded on reasonably acceptable terms. If the financings are not so completed, management will seek alternative sources of capital to support operations. Based on current cash positions, the Company needs an infusion of $750,000 of additional capital to fund anticipated marketing costs and operating expenses over the next 12 months. If management does not receive this capital or at least an infusion of $50,000 per month, then the Company will only be able to continue operations through the end of June.

Finally, the Company does not expect to incur the same level of legal costs in the long term that it has sustained in the past year because of the substantial discovery and hearings conducted through December 2000 for the litigation.

Although there can be no assurances, the Company believes that the above cost reductions and anticipated financings will be sufficient to meet the Company's working capital requirements through the end of 2001.

Note 3. Summary Of Significant Accounting Policies

Basis of presentation

     The accompanying 1999 financial statements reflect the operations of Internet Auction since January 1, 1999 and those of Rotman Auction Inc. (Rotman Auction) and the assets of World Wide Collectors Digest, Inc. ("WWCD") for periods after February 25, 1999, the date of the merger between Internet Auction and Rotman Auction, the acquisition of the WWCD assets, and the capital transactions with SRAD. Prior to the transaction described above the business conducted by Internet Auction was through three related companies: Internet Auction and its Internet Collectibles division, Rotman Auction and WWCD. In anticipation of the transaction with the Company, the companies and the assets of WWCD were combined and their operations integrated as follows:

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



Summary Of Significant Accounting Policies (continued)

     Auction  operations,   generating  approximately  98%  of  revenues,  which
     include:

          A full service auction house providing a full range of services to sellers and buyers including live online bidding, consignment services, authentication of merchandise, digital photography as well as purchases and sales of authentic memorabilia.

          A person-to-person auction site offering sellers a vehicle for listing items for sale and allows buyers to bid on items of interest.

          Buying, warehousing, distribution, marketing and selling collectibles. Internet Collectibles maintains inventory of memorabilia with popular and historical significance that allows customers to directly purchase the memorabilia without the competition from bidders in an auction format.

     Web hosting service:

          An e-commerce website for dealers in the collectibles community that designs, hosts, and maintains dealer websites allowing clients to create online storefronts, set prices, and sell directly to online shoppers.

Inventory Purchase Agreements

          On February 12, 1999, Internet Auction acquired collectibles, collectors items and memorabilia from Rotman Production, a related party, with an estimated fair value of approximately $629,000 in exchange for 236 shares of the Internet Auction's common stock received from a stockholder of Internet Auction. In addition, the seller was assigned the right to acquire 700,000 option shares of SRAD common stock from Universal Funding, Inc. at $.50 per share. (see Note
          7).

          On February 25, 1999, Internet Auction acquired collectibles, collectors items and memorabilia from Kim Stengel, a related party, with an estimated value of approximately $140,000 in exchange for 236 shares of the Internet Auction's common stock received from a stockholder of Internet Auction.

Purchase of Assets of World Wide Collectors Digest, Inc.

          On February 25, 1999, Internet Auction acquired the assets of WWCD, a related party, with an estimated value of approximately $34,000 in exchange for 3,835 shares of Internet Auction's common stock received from a stockholder of Internet Auction.

Merger with Rotman Auction, Inc.

          Effective February 25, 1999, Internet Auction merged with Rotman Auction, a related party. Under the terms of the merger agreement, the shareholder of Rotman received 870 shares of the Internet Auction's common stock in exchange for the Rotman shares owned by the shareholder. Internet Auction was the surviving corporation in the merger. The merger was recorded using the purchase method of accounting. The operations of Rotman are included in the financial statements from the date of merger.

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


Summary Of Significant Accounting Policies (continued)

     In connection with the acquisition, the Company recognized goodwill in the amount of $68,905. Amortization of goodwill for 2000 and 1999 amounted to $22,968 and $19,140, respectively.

Cash and cash equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable Securities

     The Company classifies its marketable equity securities as trading securities in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Consequently, unrealized gains and losses are recognized in earnings for the period.

Inventory

     Inventory consists of collectible merchandise for sale and is stated at the lower of average cost or market on a first-in, first-out (FIFO) method.

     On a periodic basis management reviews inventories on hand to ascertain if any is slow moving or obsolete. In connection with this review, at December 31, 2000 the Company has provided a $200,000 reserve.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the double declining balance method over the estimated useful life of 5 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the asset or the term of the related lease.

Goodwill

     Goodwill is being amortized on a straight-line basis over an estimated useful life of three years.

Other Intangible Assets

     Other intangible assets are being amortized on a straight-line basis over an estimated useful life of five years.

Debt Financing Costs

     Debt financing costs are being amortized on a straight-line basis over the life of the related debt, two years.

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



Summary Of Significant Accounting Policies (continued)

Revenue Recognition

     The Company generates revenue on sales of its purchased inventory and from fees and commissions on sales of merchandise under consignment type arrangements.

     For sales of merchandise owned and warehoused by the Company, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. The Company recognizes the gross sales amount as revenue upon verification of the credit card transaction and shipment of the merchandise, discharging all obligations of the Company with respect to the transaction.

     For sales of merchandise under consignment-type arrangements, the Company takes physical possession of the merchandise, but is not obligated to and does not take title to or ownership of the merchandise. When an auction is completed, consigned merchandise which has been sold is shipped upon receipt of payment. The Company recognizes the net commission and service revenues relating to the consigned merchandise upon receipt of the gross sales proceeds and shipment of the merchandise. The Company then releases the net sales proceeds to the Consignor, discharging all obligations of the Company with respect to the transaction.

Advertising Costs

     Advertising costs totaling approximately $237,000 in 2000 and $346,000 in 1999, are charged to expense when incurred.

Income Taxes

     Deferred tax asset and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss, capital loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

Use of Estimates

     In preparing  financial  statements in conformity  with generally  accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to inventory, intangible assets and deferred tax asset valuation. Although these estimates are based on management's knowledge of current events and actions, they may ultimately differ from actual results.

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Summary Of Significant Accounting Policies (continued)

Stock Compensation Plans

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan typically have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings Per Common Share

     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to convertible debt and outstanding stock options and warrants. The number of common shares that would be issued upon conversion of the convertible debt would have been 16,438,356 shares as of December 31, 2000. The number of common shares that would be included in the calculation of outstanding options and warrants is determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment of income as a result of the conversion. Stock options and warrants applicable to 957,000 shares and 579,000 shares at December 31, 2000 and 1999, respectively, have been excluded from the computation of diluted earnings per share, as have the common shares that would be issued upon conversion of the convertible debt, because they were antidilutive. Diluted earnings per share have not been presented as a result of the Company's net loss for each year.

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


Summary Of Significant Accounting Policies (continued)

Asset Impairment

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," long lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefits of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flow exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using an estimate of discounted cash flow analysis.

Web Site Development Costs

     The Company has adopted, effective January 1, 2000, the provisions of EITF 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"), which requires that costs incurred in planning, maintaining, and operating stages that do not add functionality to the site be charged to operations as incurred. External costs incurred in the site application and infrastructure development stage and graphic development are capitalized. During the year ended December 31, 2000, the Company capitalized approximately $155,200 of Web site development costs. Such capitalized costs are included in "Property and equipment".

     Had the Company applied EITF 00-2 in 1999, the pro forma net loss would have been reduced by $75,437, which would have had no effect on earnings per share.

Recent Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company is required to adopt effective January 1, 2001. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company does not have any derivative instruments, nor does the Company engage in any hedging activities. Consequently, the adoption of SFAS 133 is not expected to have an impact on the Company's financial position or results of its operations.

Reclassifications

     Certain amounts in the 1999 financial statements have been reclassified to conform with the 2000 presentation with no effect on previously reported net loss, loss per share, or accumulated deficit.

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


Note 4. Property and Equipment

At December 31, 2000 and 1999 property and equipment consisted of the following:

                                                         2000           1999
                                                         ----           ----

       Computer equipment and software                $  825,583      $ 518,434
       Office Furniture                                  120,000         56,075
       Leasehold Improvements                                  -         54,995
       Video and article archives                        449,283              -
       Video equipment                                   158,513              -
       Web site development costs                        155,226              -
       Purchased software                                 70,000         70,000
                                                     -----------      ---------
                                                       1,778,605        699,504
       Accumulated depreciation                         (288,358)       (86,139)
                                                     -----------      ---------

                                                     $ 1,490,247      $ 613,365
                                                     ===========      =========

Depreciation  and  amortization  expense of property and equipment for the years
ended   December  31,  2000  and  1999   amounted  to  $210,469  and  $  72,194,
respectively.

The Company leases its former technology location under an operating lease commencing on January 1, 2000 and expiring on December 31, 2004. Prior to December 31, 2000, the Company abandoned this facility and ceased payments required under the lease. The Company is currently negotiating a settlement with the landlord and has recorded an estimated liability of $100,000 in connection with any future charges associated with the lease. This expense, along with the net book value of the related leasehold improvements, has been included in selling, general and administrative expenses in the accompanying statement of operations.

The Company leases offices and warehouse facilities for approximately $2,500 per month on a tenant-at-will basis.

Rent expense for the years ended December 31, 2000 and 1999 totaled $99,277 and $29,265, respectively.

Note 5. Other Intangible Assets

At December 31, 2000 and 1999 other intangible assets are comprised of the following:


                                                   2000            1999
                                                   ----            ----
             Software licenses                 $3,091,760       $       -
             Domain Names                          77,025          20,000
             Acquired Web Sites                   796,801               -
             Customer and User lists              350,857               -
             Other                                 33,163               -
                                               ----------       ---------
                                                4,349,606          20,000
             Accumulated amortization            (187,395)         (1,333)
                                               ----------       ---------

                                               $4,162,211       $  18,667
                                               ==========       =========

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



Note 6. Accrued Expenses

At December 31, 2000 and 1999 accrued expenses are comprised of the following:

                                                      2000            1999
                                                      ----            ----
        General operating expenses               $   92,171        $  35,013
        Professional fees                           421,721           46,470
        Common shares to be issued
               in connection with CSEI
               transaction (Note 1)                 300,000                -
        Lease termination costs                     100,000                -
        Interest                                     89,672                -
                                                  ---------         --------

        Total                                     1,003,564           81,483
                                                  =========         ========

Note 7. Common Stock

Call Option Agreement

     In connection with the agreement described in Note 1, on February 25, 1999, SRAD entered into a Call Option Agreement ("Option Agreement") with Universal Funding, Inc. ("Universal"), a shareholder of SRAD and a beneficial owner of 3,000,000 shares of SRAD's common stock. Under the Agreement, Universal agreed to grant certain options to SRAD to acquire 2,000,000 shares of SRAD's common stock owned by Universal. The options consist of 1,000,000 shares at $.50 per share exercisable through February 25, 2000 and 1,000,000 shares at $.75 per share exercisable through February 25, 2001. The exercise price was reduced to $.375 per share through April 30, 1999.

     In addition, the Company assigned options to purchase 160,000 shares of stock from Universal to Richard Singer, the former President of SRAD, for services rendered to SRAD in connection with the acquisition of Internet Auction, Inc. These services were provided to SRAD prior to the date of the acquisition of Internet Auction, Inc. and, as a result, have not been reflected in the financial statements of the acquirer, Sales Online Direct, Inc. Also, the Company assigned options to purchase 700,000 shares of stock from Universal in connection with the acquisition of certain inventories, resulting in an increase in additional paid in capital of approximately $629,000 which represents the fair value of the inventories contributed. (See Note 3).

     In April 1999, the Company assigned options to purchase 500,000 shares of stock from Universal to certain individuals in exchange for $2,450,000, which was added to the paid-in capital of the Company.

     In March 2000, the Company assigned options to purchase 142,500 shares of stock from Universal to certain individuals in exchange for $87,188, which was added to the paid in capital of the Company.

     At December 31, 2000, the Company had a balance of 497,500 shares remaining under the agreement with an exercise price of $.75. These remaining options expired on February 25, 2001.

Stock Options

     In June 1999, the Company's Board of Directors adopted the 1999 Stock Option Plan (the "1999 Plan") which provided for the issuance of options to directors, officers, employees and consultants of the Company to purchase up to 1,000,000 shares of the Company's common stock. Options granted under the plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO").

     The 1999 Plan provides that each option be granted at a price determined by the Board of Directors on the date such option is granted and have a maximum option term of ten years. The options granted become exercisable during a period of time as specified by the Board of Directors at the date such option is granted.

     In July 1999, the Company granted an option to an employee to purchase 471,000 shares of common stock at $.01 per share. The option is exercisable over a four-year period. The Company recorded unearned compensation of $757,848, based on the difference between the fair market value of the common stock at the grant date and the exercise price. The unearned compensation is being amortized over the vesting period of the option. Amortization expense related to unearned compensation amounted to $189,764 and $143,937 for the years ended December 31, 2000 and 1999, respectively.

     There were no options granted under the plan in 2000.

     An  analysis  of the  activity  in the 1999  Plan is as  follows:


                                                                        Weighted
                                                                         Average
                                                                        Exercise
                                                       Shares             Price
                                                       ------           --------

     Shares under option:

         Outstanding at January 1, 1999                 -            $      -
         Granted                                  597,000                0.33
         Exercised                                      -                   -
         Expired/Cancelled                       (18,000)                1.63
                                                 -------

         Outstanding at December 31, 1999        579,000             $    .29
         Granted                                       -                    -
         Expired/Cancelled                       (22,000)                1.63
                                                 -------

         Outstanding at December 31, 2000        557,000             $   0.24
                                                 -------

            Options exercisable at year end      227,575             $   0.15
                                                 =======

           Weighted average fair value of
                 options granted during the year
                  1999                             $1.62             $   0.33
                                                 =======             ========
                  2000                                 -             $      -
                                                 =======             ========

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



     Information pertaining to options outstanding at December 31, 2000 is as follows:

                 Options Outstanding                                                Options Exercisable
                 -------------------                                                -------------------

                                           Weighted
                                            Average         Weighted                                 Weighted
                                           Remaining         Average                                  Average
     Range of              Number         Contractual       Exercise                Number           Exercise
  Exercise Prices        Outstanding         Life             Price               Exercisable          Price
  ---------------        -----------         ----             -----               -----------          -----

     $  .01               471,000          8 years          $ 0.010                  206,625          $ 0.010
        .812               14,000          8                  0.812                    2,550            0.812
       1.625               72,000          8                  1.625                   18,400            1.625
                         --------                                                     ------

Outstanding at end
of year                   557,000                           $ 0.240                  227,575        $   0.150
                          =======                                                    =======

     During July 1999, the Company's Board of Directors adopted, subject to stockholders' approval, the 1999 Omnibus Share Plan (the "Omnibus Plan") which provides for both incentive and non-qualified stock options, stock appreciation rights and other awards to directors, officers and employees of the Company to purchase or receive up to 1,000,000 shares of the Company's stock. A committee of the Board of Directors ("Committee") establishes the option price at the time each option is granted, which price may, in the discretion of the Committee, be less than 100% of the fair market value of the shares on the date of the grant. The options granted will have a maximum term of ten years and shall be exercisable during a period as specified by the Committee. There were no incentive options granted under the Omnibus Plan during 1999.

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, compensation cost has been recognized only to the extent described above. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                  Years Ended December 31,
                                                  ------------------------
                                                     2000             1999
                                                     ----             ----

           Loss
                      As reported               $ (5,493,136)      $(2,183,040)
                      Pro forma                 $ (5,518,862)      $(2,197,613)

           Basic loss per share
                      As reported               $      (0.11)      $     (0.05)
                      Pro forma                 $      (0.11)      $     (0.05)

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999




     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                     Years Ended December 31,

                                                     2000                1999
                                                     ----                ----


           Expected life                               N/A               4 years
           Risk-free interest rate                     N/A               6.00%
           Dividend yield                              N/A               None
           Volatility                                  N/A               254%

Note 8.               Income Taxes

There was no provision for income taxes for the years ended December 31, 2000 and 1999 due to the Company's net operating loss and its valuation reserve against deferred income taxes.

The difference between the provision for income taxes from amounts computed by applying the statutory federal income tax rate of 34% and the Company's effective tax rate is due primarily to the net operating loss incurred by the Company and the valuation reserve against the Company's deferred tax asset.

The tax effects of temporary differences and carry forwards that give rise to deferred taxes are as follows:

                                                     2000              1999
                                                     ----              ----

           Federal net operating loss
             carry forwards                          $2,257,000        $625,000

           State net operating loss
             carry forwards                             699,000         195,000

           Stock-based compensation
             recognized for financial
             statement purposes                         136,000          60,000
                                                     ----------       ----------

                                                      3,092,000         880,000

           Valuation reserve                         (3,092,000)       (880,000)
                                                     ----------       ----------

           Net deferred tax asset                    $        -       $       -
                                                     ==========       ==========

The valuation reserve applicable to net deferred tax asset for the years ended December 31, 2000 and 1999 is due to the likelihood of the deferred tax not expected to be utilized.

At December 31, 2000, the Company has federal and state net operating loss carry forwards of approximately $7,350,000 available to offset future taxable income which will expire in 2020.

Note 9.               Related Party Transaction

During September 1999, the Company purchased certain computer equipment and internet research technology and coding material from Timeline, Inc. ("Timeline") in the amount of $70,000. Timeline is a related party, owned by Gregory Rotman and Richard Rotman, officers of the Company. See Note 3.

                            SALES ONLINE DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


Note 10.  Convertible Debt Financing

On March 23, 2000, the Company entered into a Securities Purchase Agreement (the "Agreement"), whereby the Company sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer").

The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

Had the Buyer converted the note on March 23, 2000, the Buyer would have received $4,000,000 in aggregate value of the company's common stock upon the conversion of the $3,000,000 convertible note. As a result, the intrinsic value of the beneficial conversion feature of $ 1,000,000 has been charged to interest expense with an offsetting increase in additional paid in capital during 2000.

In connection with the Agreement, the Company also issued warrants to the Buyer and Delano Group Securities to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants, which expire on March 31, 2005, have been valued based upon the Black-Scholes option-pricing model at $430,000. The value of the warrants is being amortized over two years, the term of the related convertible debt.

In addition, the Company entered into a Registration Rights Agreement, whereby the Company agreed to file a Registration Statement with the Securities and Exchange Commission (SEC), on or before October 25, 2000 covering the common stock to be issued upon the conversion of the convertible note and stock purchase warrants. The Registration Rights Agreement contains a provision which decreases the conversion percentage by two percent (2%) for each thirty day period after December 15, 2000 that the Registration Statement is not declared effective by the SEC, as well as cash penalties, as liquidating damages, equal to two percent (2%) for each thirty day period beyond that date.

As of December 31, 2000 the SEC had not declared the Registration Statement effective. Consequently, the Company has recorded $30,000 in liquidating damages, as additional interest expense, during the year ended December 31, 2000. In addition, the applicable conversion percentage has been reduced to 73%, and the additional intrinsic value of the beneficial conversion feature of $109,588 has been charged to interest expense with an offsetting increase in additional paid in capital during 2000.

The Registration Statement was not declared effective by March 23, 2001; accordingly, the applicable conversion percentage became 50%, resulting in an additional intrinsic value of the beneficial conversion feature of $1,890,412 as of March 23, 2001. The Company is in discussions with the holder of the convertible note regarding the possible renegotiation of the terms of the convertible note.

All fees and expenses related to the registration of the common stock will be paid by the Company.

                            SALES ONLINE DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Note 11.  Issuance of Common Stock

On February 17, 2000, the Company issued 75,000 shares of its common stock to Universal Funding, Inc. for payment of certain fees due in connection with the granting of the common stock call options and temporary reduction of the call option exercise price. In addition, the Company issued 35,000 shares of its common stock to an investment consultant for service rendered in connection with the common stock option grant transactions.

Also, on February 17, 2000, the Company issued 35,000 shares to a consultant for services rendered in the first quarter of 2000. The value of the common shares at the date of issuance of the shares described above was $1.28 per share.

The Company issued 377,141 shares of common stock in connection with the payment of $125,588 of interest due on its convertible debt.

Note 12.  Litigation

The Company is currently involved in a dispute with Marc Stengel ("Stengel") and Hannah Kramer ("Kramer"), each of whom is a substantial shareholder of the Company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc. ("Silesky"), two entities affiliated with Stengel. Stengel and Ms. Kramer are former directors of the Company. Stengel is also a former officer and employee.

The lawsuit was initially filed against Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the defendants other than Stengel identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Stengel and Kramer obtained their substantial stock interests in the Company, and seeks damages against Stengel and Kramer, in both cases, for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Stengel for breach of his contractual duties as an employee of the Company and for misrepresentations he made to the Company while acting as an employee; these claims relate to businesses operated by Stengel in competition with the Company and using the Company's resources. The First Amended Complaint also seeks to recover damages from Stengel and the two corporate defendants for conversion of certain of Company assets, resources and employee services, and for unjust enrichment. All defendants have filed answers to the First Amended Complaint. Stengel has filed a counterclaim seeking damages against the Company for alleged interference with his ability to sell shares of our common stock. Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind.

On or about June 16, 2000, Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of the Company, should be reinstated as such, and that Gregory Rotman and Richard Rotman be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders discussed below. Following the results of that meeting, the Company moved for summary judgment and asked that the Delaware 225 Action be dismissed. Oral argument on this motion was presented on January 18, 2001. The Court granted the Company's motion for summary judgment and dismissed the Delaware 225 Action. The Court concluded that (1) the special

                            SALES ONLINE DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

meeting of stockholders held on September 19, 2000 to elect directors (discussed below) was authorized by the Company's bylaws and as a result, the new board was properly elected and had the authority to terminate Stengel as an officer; (2) Stengel's post-election challenge to the special meeting was barred by his own inequitable conduct; and (3) his claim for back pay could not be pursued in the Court of Chancery action.

On July 20, 2000, in accordance with the Company's Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to the Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors was elected as the Company's Board of Directors.

A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Stengel as an officer of the Company, formally ratified and approved the initiation and prosecution of the Maryland action against Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute the Company's claims against Stengel and others and authorized the reimbursement of approximately $75,000 of the Rotmans' expenses in connection with the aforementioned solicitation.

On or about October 3, 2000,. Stengel submitted to the Company a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Action and the Maryland action. In his advancement request, Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland action through August, 2000. On October 20, 2000, the Company notified Stengel that the Board of Directors had denied his advancement request.

On or about October 24, 2000, Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that he is entitled, pursuant to the Company's Bylaws, to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland Action (the "Delaware 145 Action"). The Company and Stengel each moved for summary judgment in the Delaware 145 Action. A hearing on the Delaware 145 Action was held on January 2, 2001, at which time the Court of Chancery granted the Company's motion for summary judgment and denied Stengel's motion. Stengel has appealed this decision to the Delaware Supreme Court.

On November 1, 2000, the Company filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Stengel and Kramer from selling, attempting to sell, or otherwise disposing of their shares of the company's stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order the Company to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin the Company from interfering with or preventing the sale of stock by Stengel in accordance with Rule 144. The District Court conducted an extensive evidentiary hearing on both motions, which concluded on January 23, 2001. The parties briefed the issues and the Court heard final arguments on February 22, 2001. On March 19, 2001, the Court (1) denied the Company's motion for the preliminary injunction against Stengel and Kramer, (2) granted in part Stengel's motion for a preliminary injunction insofar as the Company is enjoined from interfering with any sale of stock by Stengel that complies with SEC Rule 144, (3) determined that the evidence supported a finding that Stengel and Kramer are acting in concert in

                            SALES ONLINE DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

the disposition of their shares and (4) denied Stengel and Kramer's motions to dismiss the Company's lawsuit against them. The Court has scheduled the case for trial in December, 2001.

The  Company  is  unable to  predict  the  ultimate  outcome  of the  litigation
described  above.  The  Company's  financial   statements  do  not  include  any
adjustments related to these matters.

Note 13  Subsequent Event

On February 1, 2001, the Company adopted the 2001 Non-Qualified Stock Option Plan (the "2001 Plan") and filed a Registration Statement on Form S-8 to register 3,000,000 shares of its common stock. Under the 2001 Plan employees may elect to receive their gross compensation in the form of options to acquire the number of shares of the Company's common stock equal to their gross compensation divided by the fair value of the stock on the date of grant at $.001 per share. As of April 1, 2001 approximately 566,500 shares have been issued in connection with this plan.

                            SALES ONLINE DIRECT, INC.
                                 BALANCE SHEETS
                                   (Unaudited)

                                                                               June 30,      December 31,
                                                                                2001            2000
                                                                                ----            ----
                      ASSETS

Current assets:

             Cash and cash equivalents                                        $   31,984     $  102,534
             Accounts receivable                                                  34,401              -
             Marketable securities                                                   620         17,196
             Inventory                                                           264,578        385,973
             Prepaid expenses                                                    125,975        125,975
             Other current assets                                                 52,083         18,089
                                                                              ----------     ----------
                Total current assets                                             509,641        649,767

Property and equipment, net                                                    1,347,439      1,490,247
Goodwill                                                                          15,313         26,797
Other intangible assets                                                        3,727,251      4,162,211
Debt financing costs, net                                                         97,500        165,000
                                                                              ----------     ----------
Total assets                                                                  $5,697,144     $6,494,022
                                                                              ==========     ==========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

             Loan payable                                                     $  206,220     $        -
             Accounts payable                                                    397,324        137,277
             Accrued expenses                                                  1,403,010      1,003,564
                                                                              ----------     ----------
                Total current liabilities                                      1,646,554      1,140,841
                                                                              ----------     ----------
Convertible debt                                                               2,844,696      2,737,196
                                                                              ----------     ----------

Temporary equity ($.001 par value, 200,000 shares)                               237,500        237,500
                                                                              ----------     ----------
Stockholders' equity:
             Common stock, $.001 par value, 100,000,000 shares authorized;
               59,914,979 and 54,763,281 shares issued and outstanding
               at June 30, 2001 and December 31, 2000, respectively               59,915         54,763
             Additional paid-in capital                                       10,968,028     10,448,176
             Accumulated deficit                                              (9,730,284)    (7,700,307)
             Unearned compensation                                              (329,265)      (424,147)
                                                                              -----------    ----------
Total stockholders' equity                                                       968,394      2,378,485
                                                                              ----------     ----------
Total liabilities and stockholders' equity                                    $5,697,144     $6,494,022
                                                                              ==========     ==========


                 See accompanying notes to financial statements


                                            SALES ONLINE DIRECT, INC.
                                            STATEMENTS OF OPERATIONS
                                                (Unaudited)


                                                        Three Months       Six Months             Three Months          Six Months
                                                           Ended             Ended                   Ended                 Ended
                                                        June 30, 2001      June 30, 2001          June 30, 2000       June 30, 2001
                                                        -------------      -------------          -------------       -------------
                                                                                                    Restated            Restated
                                                                                                    --------            --------
 Revenues                                               $   189,734       $   576,632           $   143,394          $   546,138

 Cost of revenues                                            66,915           229,185               171,999              360,939
                                                         ----------        ----------            ----------           ----------

 Gross profit                                               122,819           347,447              (28,605)              185,199
                                                         ----------        ----------            ----------           ----------
 Operating expenses:
   Selling general and administrative expenses              750,022         1,709,481               736,339            1,222,759
   Web site development costs                               205,813           376,392               147,436              347,964
                                                         ----------        ----------            ----------           ----------
    Total operating expenses                                955,835         2,085,873               883,775            1,570,723
                                                         ----------        ----------            ----------           ----------
 Loss from operations                                      (833,016)       (1,738,426)             (912,380)          (1,385,524)
                                                         ----------        ----------            ----------           ----------

 Other income (expense):
   Interest expense                                        (146,020)         (293,848)             (147,501)          (1,162,456)
   Other income (expense)                                        39             2,297                17,033               28,326
                                                         ----------        ----------            ----------           ----------
    Total other expense                                    (145,981)         (291,551)             (130,468)          (1,134,130)
                                                         ----------        ----------            ----------           ----------
 Loss before income taxes                                  (978,997)       (2,029,977)           (1,042,848)          (2,519,654)

 Provision for income taxes                                       -                 -                     -                    -
                                                         ----------        ----------             ---------           ----------
 Net loss                                               $  (978,997)      $(2,029,977)          $(1,042,848)         $
                                                         ==========        ==========            ==========           ==========
 Loss per share (basic)                                 $     (0.02)      $     (0.04)                (0.02)         $     (0.05)
                                                         ==========        ==========            ==========           ==========
   Weighted average shares                               57,035,229        56,044,504            47,056,140           46,946,167
                                                         ==========        ==========            ==========           ==========

                 See accompanying notes to financial statements

                            SALES ONLINE DIRECT, INC.
                            STATEMENTS OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED JUNE 30,
                                   (Unaudited)
                                                                                         2001                     2000
                                                                                         ----                     ----
                                                                                                                 Restated
                                                                                                                 --------
Operating activities:
Net loss                                                                            $   (2,029,977)           $   (2,519,654)
 Adjustments to reconcile net loss to net
      cash used in operating activities
   Depreciation and amortization                                                           736,722                  142,606
   Amortization of unearned compensation                                                    94,882                   92,066
   Amortization of debt discount                                                           107,500                   59,696
   Beneficial conversion feature                                                                 -                1,000,000
   Stock issued in payment of interest                                                     118,520                        -
   Stock issued in payment of legal and consulting fees                                     77,607                        -
   Stock options issued for compensation                                                   328,877                        -
   Unrealized loss on marketable securities                                                 (2,171)                  (8,160)
   Changes in assets and liabilities:
      Accounts receivable                                                                  (34,401)                 (20,188)
      Inventory                                                                            121,395                  (97,020)
      Accounts payable                                                                     260,047                 (306,381)
      Accrued expenses                                                                      39,446                  338,918
      Other, net                                                                           (33,994)                 (60,062)

         Net cash used in operating activities                                            (215,547)              (1,337,803)
                                                                                    --------------            -------------
 Investing activities:
      Purchase of securities                                                                     -                 (382,575)
      Proceeds from sale of securities                                                      18,747                  263,557
      Property and equipment additions                                                     (79,970)                (114,400)
                                                                                    --------------            -------------
          Net cash used in investing activities                                            (61,223)                (233,418)
                                                                                    --------------            -------------
 Financing activities:
      Proceeds from assignment of stock call options                                             -                   87,188
      Net proceeds from convertible debt                                                         -                2,300,000
      Proceeds from loan payable                                                           206,220                        -
      Proceeds from sale of warrants                                                             -                  430,000
                                                                                    --------------            -------------
          Net cash provided by financing activities                                        206,220                2,817,188
                                                                                    --------------            -------------
 Net increase (decrease) in cash and equivalents                                           (70,550)               1,245,967

 Cash and equivalents, beginning                                                           102,534                  221,213
                                                                                    --------------            -------------
 Cash and equivalents, ending                                                       $       31,984            $   1,467,180
                                                                                    ==============            =============
                SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

 Cash paid during the year for:

      Income taxes                                                                  $            -            $       5,185
                                                                                    ==============            =============
      Interest                                                                      $            -            $           -
                                                                                    ==============            =============

       SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

 Acquisition of Internet Collectible Awards for
      temporary equity recorded as other intangible asset                           $            -            $     237,500
                                                                                    ==============            =============


                  See accompanying notes to financial statement


                            SALES ONLINE DIRECT, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                   (Unaudited)


                                        Common stock           Additional
                                       --------------           Paid-in        Accumulated         Unearned
                                     Shares       Amount         Capital         Deficit         Compensation          Total
                                     ------       ------         -------         -------         ------------          -----
Balance, December 31, 2000           54,763,281   $54,763       $ 10,448,176     $(7,700,307)    $ (424,147)        $  2,378,485

Amortization of stock-based
 compensation                                 -         -                  -               -         94,882               94,882

Common stock issued in payment of
 interest on convertible debt           620,169       620            117,900               -              -              118,520

Issuance of stock options to
 employees for services               3,867,599     3,868            325,009               -              -              328,877

Common stock issued in payment of
 legal and consulting services          663,930       664             76,943               -              -               77,607

Net loss                                      -         -                  -      (2,029,977)             -           (2,209,977)
                                     ----------   -------            -------     -----------     ----------         ------------

Balance, June 30, 2001               59,914,979   $59,915       $ 10,968,028     $(9,730,284)    $ (329,265)        $    968,394
                                     ==========   =======       ============     ===========     ==========         ============

                 See accompanying notes to financial statements

                            SALES ONLINE DIRECT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000

Note 1 Organization

     The Company operates and maintains an Internet portal dedicated to collectibles in a variety of categories. The Company conducts online person-to-person auctions of its own inventory of collectibles and items posted under consignment arrangements by third party sellers.

     On March 7, 2000, the Company acquired Internet Collectible Awards ("ICA") (collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles web sites in a variety of categories. As consideration for the acquisition, the Company recorded accounts payable of $50,000 and issued 200,000 shares of the Company's common stock valued at $237,500 (based upon the Company's stock price on the date of acquisition). The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price, $287,500, over the fair value of the assets acquired, a web site, has been allocated to other intangible assets. As indicated in Note 9, the Company is involved in litigation. Subsequent to this acquisition, management obtained information that caused it to believe that, unbeknownst to the Company, the beneficial owner of ICA was an officer and significant shareholder of the Company at the time of the acquisition. As a result of the pending litigation, the common stock issued in connection with this transaction has been recorded as temporary equity on the balance sheet. Upon resolution of the litigation, any necessary accounting adjustments will be made.

     On November 8, 2000, the Company acquired certain assets of ChannelSpace Entertainment, Inc. (CSEI), a Virginia corporation, and Discribe, Ltd (Discribe), a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com web sites. The consideration paid by the Company for the acquired assets was 7,530,000 unregistered shares of the Company's common stock valued at $4,648,996, and $300,000 worth of the Company's common stock to be registered (711,136 shares based upon the average closing bid price of the stock on the five trading days prior to filing the registration statement, February 6, 2001). Included in accrued expenses at June 30, 2001 is $300,000 related to this transaction. The assets acquired - consisting principally of software licenses, a video library, a library of articles, a user list, Domain names, furniture, fixtures and equipment - had a fair value of approximately $4,974,000. The fair value of the of the assets acquired, and the consideration paid, have been determined by independent appraisal. The excess of the fair value of the assets acquired over the purchase price, approximately $25,000, has been allocated pro-rata to the intangible assets acquired.

Note 2 Summary of Significant Accounting Policies

General

     The financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission for interim reporting and include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes the disclosures contained herein are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report for the year ended December 31, 2000, which is included in the Company's Form 10-KSB.

Inventory

     Inventory consists of collectible merchandise for sale and is stated at the lower of cost or market on a first-in, first-out (FIFO) method.

     On a periodic basis management reviews inventories on hand to ascertain if any is slow moving or obsolete. In connection with this review, at June 30, 2001 and December 31, 2000 the Company has provided a $200,000 reserve.

Revenue Recognition

     The Company generates revenue on sales of its purchased inventory and from fees and commissions on sales of merchandise under consignment type arrangements.

     For sales of merchandise owned and warehoused by the Company, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, processing customer returns and collecting accounts receivable. The Company recognizes revenue upon verification of the credit card transaction and shipment of the merchandise, discharging all obligations of the Company with respect to the transaction.

     For sales of merchandise under consignment-type arrangements, the Company takes physical possession of the merchandise, but is not obligated to, and does not, take title or ownership of merchandise. When an auction is completed, consigned merchandise that has been sold is shipped upon receipt of payment. The Company recognizes the net commission and service revenues relating to the consigned merchandise upon receipt of the gross sales proceeds and shipment of the merchandise. The Company then releases the net sales proceeds to the Consignor, discharging all obligations of the Company with respect to the transaction.

     The Company charges a fixed monthly amount for web hosting services. This revenue is recognized on a monthly basis as the services are provided.

     Advertising revenues are recognized at the time the advertisement is initially displayed on the Company's web site.

Advertising Costs

     Advertising costs, totaling approximately $39,200 in 2001 and $125,300 in 2000, are charged to expense when incurred.

Income taxes

     Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss, capital loss, and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

Use of Estimates

     In preparing  financial  statements in conformity  with generally  accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the accounting period. Material estimates that are particularly susceptible to significant change in the near term relate to inventory, intangible assets and deferred tax asset valuations. Although these estimates are based upon management's knowledge of current events and actions, they may ultimately differ from actual results.

Earnings per Common Share

     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that could have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to convertible debt and outstanding stock options and warrants. The number of common shares that would be issued upon conversion of the convertible debt would have been 136,986,301 shares as of June 30, 2001. The number of common shares that would be included in the calculation of outstanding options and warrants is determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment of income as a result of the conversion. Stock options and warrants applicable to 937,000 shares and 957,000 shares at June 30, 2001 and 2000, respectively, have been excluded from the computation of diluted earnings per share because they were anti-dilutive. Diluted earnings per share have not been presented as a result of the Company's net loss for each period.

Asset Impairment

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", long lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefits of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using an estimate of discounted cash flow analysis.

Web Site Development Costs

     The Company adopted the provisions of EITF 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"), which requires that costs incurred in planning, maintaining, and operating stages that do not add functionality to the site be charged to operations as incurred. External costs incurred in the site application and infrastructure development stage and graphic development are capitalized. The Company has implemented the provisions of EITF 00-2 retroactively to January 1, 2000 and, accordingly, has restated operations for the six months ended June 30, 2000 to give affect to this change. During the six months ended June 30, 2001 and 2000, the Company capitalized approximately $78,600 and $53,400 of Web site development costs. Such capitalized costs are included in "Property and equipment".

Recent Accounting Pronouncements


     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Tangible Assets." SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addressed the initial recognition and measurement of intangible assets subsequent to acquisition SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested at least annually for impairment. The Company is required to adopt SFAS Nos. 141 and 142 on January 1, 2002. Upon adoption of SFAS Nos. 141 and 142 the Company will stop amortization of goodwill that resulted from business combinations completed prior to the adoption of SFAS No. 141. The Company currently has goodwill and other intangible assets on its balance sheet and management is in the process of evaluating the impact of adopting these standards.


Reclassifications


     Certain amounts in the 2000 financial statements have been reclassified to conform with the 2001 presentation. The effect of these reclassifications was to reduce the loss from operations by $49,600 and $19,148 for the six and three months ended June 30, 2000, respectively, which had no effect on earnings per share.

Note 3. Loan Payable

     As of June 30, 2001 Augustine Fund, L.P. had advanced the Company $206,220 as a loan. The Company is negotiating final terms, as of June 30, 2001 has recorded interest at 8% per annum on balances outstanding from time to time.


Note 4. Accrued expenses

     Accrued expenses are comprised of the following:

                                      June 30,               June 30,
                                       2001                   2000
                                       ----                   ----
    General operating expenses       $ 115,510             $   92,171
    Professional fees                  437,500                421,721
    Common shares to be issued
      in connection with CSEI
      transaction (Note 1)             300,000                300,000
    Lease termination costs            100,000                100,000
    Interest                            90,000                 89,672
                                       -------                -------
       Total                        $1,043,010             $1,003,564
                                    ==========             ==========

Note 5 - Common Stock

Call Option Agreement

     In connection with the transaction with Securities Resolution Advisors, Inc. ("SRAD") on February 25,1999, SRAD entered into a Call Option Agreement ("Option Agreement") with Universal Funding, Inc. ("Universal"), a shareholder of SRAD and a beneficial owner of 3,000,000 shares of SRAD's common stock. Under the Option Agreement, Universal agreed to grant options to SRAD to acquire 2,000,000 shares of SRAD's common stock owned by Universal. The options consist of 1,000,000 shares at $.50 per share exercisable through February 25, 2000 and 1,000,000 shares at $.75 per share exercisable through February 25, 2001. The exercise price was reduced to $.375 per share through April 30, 1999. All unexercised options expired on February 25, 2001.

Stock Options

     In July 1999,  the  Company  granted an option to an  employee  to purchase
     471,000 shares of common stock at $.01 per share under the 1999 Stock Option Plan (the "1999 Plan"). The option is exercisable over a four year period. The Company recorded unearned compensation of $757,848, based upon the difference between the fair market value of the common stock at the grant date and the exercise price. The unearned compensation is being amortized over the vesting period of the option. Amortization expense related to unearned compensation amounted to $94,882 for each of the six -month periods ended June 30, 2001 and 2000.

     On February 1, 2001, the Company adopted the 2001 Non-Qualified Stock Option Plan (the "2001 Plan") and has filed Registration Statements on Form S-8 to register 10,000,000 shares of its common stock. Under the 2001 Plan, employees may elect to receive their gross compensation in the form of options to acquire the number of shares of the Company's common stock equal to their gross compensation divided by the fair value of the stock on the date of grant at $.001 per share. During the six months ended June 30, 2001, the Company granted options for 3,867,599 shares at various dates aggregating $325,009 under this plan. All options granted during the period were exercised.

Note 6 - Income Taxes

     There were no provisions for income taxes for the six months ended June 30, 2001 and 2000 due to the Company's net operating loss and its valuation reserve against deferred income taxes

     The difference between the provision for income taxes from the amounts computed by applying the statutory federal income tax rate of 34% and the Company's effective tax rate is primarily due to the net operating loss incurred by the Company and the valuation reserve against the Company's deferred tax asset.

     At June 30, 2001, the Company has federal and state net operating loss carry forwards of approximately $6,300,000 available to offset future taxable income that will expire in 2021.

Note 7 - Convertible Debt Financing

     On March 23, 2000, the Company entered into a Securities Purchase Agreement (the "Agreement"), whereby the Company sold an 8% convertible note in the amount of $3,000,000 due March 31, 2002 to Augustine Fund, L.P. (the "Buyer").

     The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

     Had the Buyer converted the note on March 23, 2000, the Buyer would have received $4,000,000 in aggregate value of the Company's common stock upon conversion of the $3,000,000 convertible note. Because the debt was convertible at the date of issuance, the intrinsic value of the beneficial conversion feature of $1,000,000 has been charged to interest expense with an offsetting increase in additional paid in capital during 2000.

     In connection with the Agreement, the Company also issued warrants to the Buyer and Delano Group Securities to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is $2.70, one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005.

     In addition, the Company entered into a Registration Rights Agreement ("Registration Agreement"), whereby the Company agreed to file a Registration Statement with the Securities and Exchange Commission (SEC), on or before October 25, 2000, covering the common stock to be issued upon the conversion of the convertible note and the stock purchase warrants. The Registration Agreement was modified in May 2001, effective as of January 1, 2001, and again in July 2001 and contains a provision that decreased the conversion percentage to seventy three percent (73%) because the Registration Statement was not declared effective by the SEC by December 15, 2000. The modified Registration Agreement also contains provisions that decrease the conversion percentage to fifty percent (50%) if the Registration Statement is not declared effective by the SEC on or before September 30, 2001 and provides for cash penalties, as liquidating damages, equal to two percent (2%) for each thirty day period beyond that date.
     Finally, as consideration for the January 1, 2001 modifications, the Company agreed to grant a security interest in all of its assets as security for the Company's obligations under the Agreement.

     As of August 10, 2001, the SEC had not declared the Registration Statement effective.

     All fees and expenses related to the registration of the common stock will be paid by the Company.

Note 8 - Issuance of Common Stock

     On February 5 and June 22, 2001, the Company issued 227,417 and 392,752 shares of common stock in connection with the payment of $60,000 and $58,520, respectively, of interest on its convertible debt.

     During the second quarter of 2001 the Company issued 663,930 shares of common stock in connection with the payment of $77,607 of legal and consulting fees.

Note 9 - Litigation

     The Company is currently involved in a dispute with Marc Stengel ("Stengel") and Hannah Kramer ("Kramer"), each of whom is a substantial shareholder of the Company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc. ("Silesky"), two entities affiliated with Stengel. Stengel and Kramer are former directors of the Company. Stengel is also a former officer and employee.

     The lawsuit was initially filed against Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the defendants other than Stengel identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Stengel and Kramer obtained their substantial stock interests in the Company, and seeks damages against Stengel and Kramer, in both cases, for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Stengel for breach of his contractual duties as an employee of the Company and for misrepresentations he made to the Company while acting as an employee; these claims relate to businesses operated by Stengel in competition with the Company and using the Company's resources. The First Amended Complaint also seeks to recover damages from Stengel and the two corporate defendants for conversion of certain of Company assets, resources and employee services, and for unjust enrichment. All defendants have filed answers to the First Amended Complaint. Stengel has filed a counterclaim seeking damages against the Company for alleged interference with his ability to sell shares of our common stock. Whirl Wind has filed a counterclaim against the Company for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind.

     On or about June 16, 2000, Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of the Company, should be reinstated as such, and that Gregory Rotman and Richard Rotman be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders discussed below. Following the results of that meeting, the Company moved for summary judgment and asked that the Delaware 225 Action be dismissed. On February 26, 2001, the Court issued a decision in which it granted the Company's motion for summary judgment and dismissed the Delaware 225 Action. The Court concluded that (1) the special meeting of stockholders held on September 19, 2000 to elect directors was authorized by the Company's bylaws and as a result, the new board was properly elected and had the authority to terminate Stengel as an officer; (2) Stengel's post-election challenge to the special meeting was barred by his own inequitable conduct; and (3) his claim for back pay could not be pursued in the Court of Chancery action. Stengel has appealed the Court of Chancery's decision to the Delaware Supreme Court. That appeal is now pending.

     On July 20, 2000, in accordance with the Company's Amended and Restated Bylaws, Gregory Rotman called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to the Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000, and the nominated slate of directors was elected as the Company's Board of Directors.

     A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Stengel as an officer of the Company, formally ratified and approved the initiation and prosecution of the Maryland action against Stengel, and authorized Gregory Rotman, as president and CEO, to take all actions necessary to prosecute the Company's claims against Stengel and others, and authorized the reimbursement of approximately $75,000 of the Rotman's expenses in connection with the aforementioned solicitation.

     On or about October 3, 2000, Stengel submitted to the Company a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Actions and the Maryland action. In his advancement request, Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland action through August, 2000. On October 20, 2000, the Company notified Stengel that the Board of Directors had denied his advancement request.

     On or about October 24, 2000, Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that he is entitled, pursuant to the Company's Bylaws, to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland action (the "Delaware 145 Action"). The Company and
     Stengel each moved for summary judgment in the Delaware 145 Action. A hearing on the Delaware 145 Action was held on January 2, 2001, at which time the Court of Chancery granted the Company's motion for summary judgment and denied Stengel's motion. Stengel has appealed this decision to the Delaware Supreme Court. On June 27, 2001, following briefing and oral argument, a three judge panel of the Delaware Supreme Court issued an order affirming the judgment of the Court of Chancery. On July 11, 2001 Stengel filed an motion for rehearing en banc by all five members of the Delaware Supreme Court of the Court's June 27, 2001 order. That motion is pending.

     On November 1, 2000, the Company filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Stengel and Kramer from selling, attempting to sell, or otherwise disposing of their shares of the company's stock pending resolution of the merits of the Company's claim for rescission. On November 9, 2000, Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order the Company to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin the Company from interfering with or preventing the sale of stock by Stengel in accordance with Rule 144. The District Court conducted an extensive evidentiary hearing on both motions, which concluded on January 23, 2001. The parties briefed the issues and the Court heard final arguments on February 22, 2001. On March 19, 2001, the
     Court (1)  denied  the  Company's  motion  for the  preliminary  injunction against Stengel and Kramer, (2) granted in part Stengel's motion for a preliminary injunction insofar as the Company is enjoined from interfering with any sale of stock by Stengel that complies with SEC Rule 144, (3) determined that the evidence supported a finding that Stengel and Kramer are acting in concert in the disposition of their shares, and (4) denied Stengel and Kramer's motions to dismiss the Company's lawsuit against them. The Court has scheduled the case for trial in December, 2001.

     The Company is unable to predict the ultimate outcome of the litigation described above. The Company's financial statements do not include any adjustments related to these matters.